Exhibit 99.3

PRO FORMA VALUATION REPORT

LAPORTE BANCORP, INC.

La Porte, Indiana

PROPOSED HOLDING COMPANY FOR:

LAPORTE SAVINGS BANK

La Porte, Indiana

Dated As Of:

May 25, 2012

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 600

Arlington, Virginia 22201

RP® FINANCIAL, LC.

Advisory	Planning	Valuation

May 25, 2012

Boards of Directors

LaPorte Savings Bank, MHC

LaPorte Bancorp, Inc.

LaPorte Savings Bank

710 Indiana Avenue

La Porte, Indiana 46350

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and reissued by the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion and Reorganization

On May 22, 2012, the respective Boards of Directors of LaPorte Savings Bank, MHC (the “MHC”), LaPorte Bancorp, Inc. (“LaPorte Bancorp” or the “Company”), and LaPorte Savings Bank (the “Bank”), La Porte, Indiana, adopted a Plan of Conversion (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, LaPorte Bancorp, which currently owns a majority of the issued and outstanding common stock of the Company, will be succeeded by a newly formed Maryland corporation, also with the name of LaPorte Bancorp, Inc. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity and the newly incorporated entity will hereinafter be referred to as LaPorte Bancorp or the Company, unless otherwise noted. As of March 31, 2012, the MHC had a majority ownership interest in, and its principal asset consisted of approximately 54.1% of the common stock (the “MHC Shares”) of LaPorte Bancorp. The remaining 45.9% of LaPorte Bancorp common stock is owned by public stockholders.

It is our understanding that LaPorte Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares are expected to be offered for sale in a community offering. Shares not purchased in the subscription and community offerings may be offered for sale to the general public in a syndicated community offering.

Washington Headquarters
Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors

May 25, 2012

Upon completing the mutual-to-stock conversion and stock offering (the “Second-Step Conversion” or “Offering”), the Company will be 100% owned by public shareholders, the publicly-held shares of LaPorte Bancorp will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed, taking into account the impact of the MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets that will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the Board of Governors of the Federal Reserve and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended December 31, 2007 through December 31, 2011, and unaudited financial information through March 31, 2012, as well as due diligence related discussions with the Company’s management; Crowe Horwath LLP, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., LaPorte Bancorp’s conversion counsel; and Sterne Agee & Leach, Inc., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which LaPorte Bancorp operates and have assessed LaPorte Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on LaPorte Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on LaPorte Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of LaPorte Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with LaPorte Bancorp’s assets and equity pursuant to the completion of the second-step

Boards of Directors

May 25, 2012

conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared LaPorte Bancorp’s financial performance and condition with selected thrift holding companies in accordance with the Valuation Guidelines. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on LaPorte Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by LaPorte Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by LaPorte Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of LaPorte Bancorp. The valuation considers LaPorte Bancorp only as a going concern and should not be considered as an indication of LaPorte Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for LaPorte Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of LaPorte Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of LaPorte Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which LaPorte Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 25, 2012, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) the shares to be issued publicly representing the MHC’s ownership interest in the Company adjusted for the dilutive impact of the MHC assets pursuant to FDIC policy, and (2) exchange shares issued to existing public shareholders of LaPorte Bancorp – was $44,133,872 at the midpoint, equal to 5,516,734 shares at $8.00 per share.

Establishment of the Exchange Ratio

FRB regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, LaPorte Bancorp and the Bank have

Boards of Directors

May 25, 2012

independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders after adjustment for the dilutive impact of consolidation of the net assets of the MHC utilizing a methodology consistent with FRB policy in this regard. The exact exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the Offering, based on the total number of shares sold in the subscription, community, and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value, and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 1.1767 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.0002 at the minimum, 1.3532 at the maximum and 1.5561 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $8.00 per share offering price, and the resulting exchange ratios are shown below.

[TABLE OMITTED]

Boards of Directors

May 25, 2012

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of LaPorte Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of LaPorte Bancorp as of March 31, 2012, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of LaPorte Bancorp and the exchange of the public shares for newly issued shares of LaPorte Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC, LaPorte Bancorp and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of LaPorte Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of LaPorte Bancorp’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

LAPORTE BANCORP, INC.

LAPORTE SAVINGS BANK

La Porte, Indiana

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.3
Purpose of the Reorganization		I.3
LaPorte Savings Bank Mutual Holding Company		I.4
Strategic Overview		I.5
Balance Sheet Growth Trends		I.8
Income and Expense Trends		I.15
Interest Rate Risk Management		I.20
Lending Activities and Strategy		I.22
Asset Quality		I.26
Funding Composition and Strategy		I.27
Subsidiaries		I.28
Legal Proceedings		I.28

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.2
Interest Rate Environment		II.4
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.9
Real Estate Trends		II.10
Market Area Deposit Characteristics		II.11
Deposit Competition		II.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.7
Income and Expense Components		III.10
Loan Composition		III.13
Credit Risk		III.15
Interest Rate Risk		III.17
Summary		III.18

RP® Financial, LC.	TABLE OF CONTENTS
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TABLE OF CONTENTS

LAPORTE BANCORP, INC.

LAPORTE SAVINGS BANK

La Porte, Indiana

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.7
7. Marketing of the Issue		IV.8
A. The Public Market		IV.8
B. The New Issue Market		IV.12
C. The Acquisition Market		IV.13
D. Trading in LaPorte Bancorp’s Stock		IV.15
8. Management		IV.15
9. Effect of Government Regulation and Regulatory Reform		IV.16
Summary of Adjustments		IV.16
Valuation Approaches		IV.16
1. Price-to-Earnings (“P/E”)		IV.18
2. Price-to-Book (“P/B”)		IV.22
3. Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.23
Establishment of the Exchange Ratio		IV.24

RP® Financial, LC.	LIST OF TABLES
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LIST OF TABLES

LAPORTE BANCORP, INC.

LAPORTE SAVINGS BANK

La Porte, Indiana

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.9
1.2	Historical Income Statements	I.16

2.1	Summary Demographic/Economic Information	II.6
2.2	Primary Market Area Employment Sectors	II.7
2.3	Major Employers in La Porte and Porter Counties	II.8
2.4	Market Area Unemployment Trends	II.9
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.8
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.11
3.4	Loan Portfolio Composition and Related Information	III.14
3.5	Credit Risk Measures and Related Information	III.16
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.18

4.1	Recent Conversions Completed	IV.14
4.2	Public Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

LaPorte Savings Bank (the “Bank”) is an Indiana chartered savings bank headquartered in La Porte, Indiana, operating in northern Indiana within the Michigan City-La Porte Indiana MSA (7 branches) and the Chicago MSA (1 branch). The Bank conducts business through a total of 8 full-service offices in La Porte and Porter Counties in Indiana. The Company’s headquarters location in La Porte, Indiana, is located approximately 70 miles east of downtown Chicago and 25 miles west of South Bend Indiana and the Bank’s market area and business activities are focused in northwestern Indiana and nearby areas of eastern Illinois and southern Michigan.

In addition to the traditional retail branches, the Bank delivers its banking products and services through alternative delivery methods including direct deposit, ATMs and check card services, overdraft protection, telephone and Internet banking, and remote electronic deposits, thereby providing its customers multiple channels to access their accounts. The Bank has served customers in its northern Indiana markets since its founding in 1871.

The Bank’s primary business has been the origination of 1-4 family residential loans, commercial real estate and business loans as well as various other loans funded primarily by retail deposits and, to a lesser extent, borrowed funds. The Bank also invests in securities, primarily US agency securities, mortgage-backed securities, collateralized mortgage obligation securities and corporate and municipal bond securities. Additionally, the Bank has developed a niche business line of mortgage warehouse lending to approved mortgage companies and the portfolio balance related to the mortgage warehouse loan segment has grown significantly since this business line was introduced in 2009.

In 2007, The LaPorte Savings Bank was reorganized into a stock savings bank with a mutual holding company structure. As a part of that reorganization, the Bank formed LaPorte Bancorp, Inc. (“LaPorte Bancorp” or the “Company”) as the mid-tier holding company for the Bank and sold a minority interest in LaPorte Bancorp’s common stock to the Bank’s depositors and employee stock ownership plan (“ESOP”) in a subscription offering. Additionally, the Bank simultaneously acquired City Savings Financial Corporation and its subsidiary City Savings Bank (“City Savings Bank Merger”), based in Michigan City, Indiana, for a cash and stock consideration, with the stock portion of the consideration issued in conjunction with the mutual

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holding company reorganization. The consideration paid in the City Savings Bank Merger consisted of 961,931 shares of LaPorte Bancorp’s common stock and $9.6 million in cash. The Company sold 1,299,219 shares of common stock at $10.00 per share in a subscription and community offering which resulted in gross proceeds of $12,992,190.

The majority of LaPorte Bancorp’s shares were issued to the LaPorte Savings Bank Mutual Holding Company (the “MHC”), a mutual holding company organized under federal law. As a mutual holding company, LaPorte MHC does not have any shareholders. As of March 31, 2012, the assets of the MHC other than the common stock of LaPorte Bancorp totaled $261,000 of cash and the MHC does not engage in any significant business activity. The reorganization and minority stock issuance was completed as of October 12, 2007.

At March 31, 2012, the Company had 4,660,871 shares of common stock outstanding, whereby the MHC owns 2,522,013 shares or 54.1% of the common stock outstanding, of LaPorte Bancorp and the minority public shareholders own the remaining 2,138,858 shares or 45.9%. The public shares are traded on NASDAQ under the trading symbol “LPSB”. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to extensive regulation, supervision and examination by the Indiana Department of Financial Institutions (“IDFI”) and the Federal Deposit Insurance Corporation. The MHC and the Company are subject to regulation and supervision by the Federal Reserve Board (“FRB”).

The Company operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in the regional market area, thereby attracting deposits from the general public and using those funds, together with FHLB advances, to originate loans to their customers and invest in securities such as U.S. Government and agency securities and MBS. At March 31, 2012, the Company had $469.3 million of total assets, $298.1 million in loans, $341.9 million of total deposits, and stockholders’ equity equal to $56.6 million, equal to 12.06% of total assets. At the same date, the Company’s tangible stockholder’s equity totaled $47.7 million, or 10.17% of assets, reflecting an adjustment for the $8.9 million goodwill balance which was generated in the City Savings Merger. For the twelve months ended March 31, 2012, the Company reported net income equal to $3.4 million, for a return on average assets equal to 0.72%. The Company’s audited financial statements are included by reference as Exhibit I-1 and key operating ratios are shown in Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Plan of Conversion and Reorganization

On May 22, 2012, LaPorte Bancorp announced that the Boards of Directors of the MHC, LaPorte and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which LaPorte Bancorp will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second-Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in LaPorte Bancorp. Pursuant to the Plan of Conversion, the Company will be succeeded by a newly formed Maryland corporation which will also be known as LaPorte Bancorp, Inc. Following the conversion, the MHC will no longer exist.

Pursuant to the Second-Step Conversion, LaPorte Bancorp will sell shares of its common stock in a subscription offering in descending order of priority to the Bank’s members and other stakeholders as follows: Eligible Account Holders; Tax-Qualified Employee Stock Benefit Plans; Supplemental Eligible Account Holders; and Other Members. Any shares of stock not subscribed for by the foregoing classes of persons will be offered for sale to certain members of the public through a community offering. Shares not purchased in the subscription and community offerings maybe be offered for sale to the general public in a syndicated community offering. The Company will also issue exchange shares of its common stock to the current public shareholders in the Second Step Conversion transaction pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The dilution of the current minority ownership position to account for the MHC assets will be discussed in greater detail in the valuation analysis to follow (Section IV).

Purpose of the Reorganization

The Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of the Company in the local market area, enhance profitability and reduce interest rate risk. Importantly, the additional equity will provide a larger capital base for continued growth and diversification, as well as increase the lending capability of the Company, including the funds available for lending and the ability to service larger commercial relationships. Future growth opportunities are expected through the current branch network and potentially through de novo branching in the regional markets served if opportunities arise though no new branches are anticipated at this time. The Second Step

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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Conversion will also facilitate the Company’s ability to pursue acquisitions through increased capital as well as the ability to use common stock as merger consideration. Similarly, the increased capital will enhance the ability to pursue large commercial loan relationships and to otherwise expand profitable but capital intensive business lines. Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.

The projected use of stock proceeds is highlighted below.

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The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

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The Bank.  The balance of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer-term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification. To the extent that the net proceeds generate excess investable funds, the Company may also utilize its portion of the net proceeds to pay down borrowed funds.

The Company expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, and growing primarily through the current delivery channels. If appropriate, LaPorte Bancorp may also consider various capital management strategies to assist in the long run objective of increasing return on equity (“ROE”).

LaPorte Savings Bank Mutual Holding Company

Pursuant to the Plan of Conversion and Reorganization, the assets and liabilities of the MHC will be merged with the Company. As of March 31, 2012, the MHC had unconsolidated net assets of $261,000 (i.e., net assets excluding the value of the investment in LaPorte Bancorp), which reflects the initial capital at the time of the MHC reorganization and the accumulated dividends on the MHC shares, as well as the earnings on such funds. While the consolidation of the net assets of the MHC will increase the pro forma value of the Company, it

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I.5

will also result in pro forma ownership dilution for the minority shareholders’ ownership interests pursuant to the application of the applicable regulatory policies. The dilution of the current minority ownership position to account for the MHC assets will be discussed in greater detail in the valuation analysis to follow (Section IV).

Strategic Overview

Throughout much of its corporate history, the Company’s strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings, and other financial needs of its local customers in La Porte and Lake Counties in northern Indiana as well as other nearby areas in northern Indiana, southern Michigan and eastern Illinois. In this regard, the Company has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial real estate lending.

Over the last decade, with an intensified focus in the last five years, the Company has sought to expand commercial lending, primarily commercial real estate and, to a lesser extent, commercial and industrial (“C&I”) non-real estate loans. In this regard, the Company has emphasized high quality and flexible service, capitalizing on its local orientation and broad array of products and services. Accordingly, the Company’s lending operations consists of two principal segments, as follows: (1) residential mortgage lending; and (2) commercial real estate lending in conjunction with the intensified efforts to become a full-service community bank. In addition to the foregoing core community banking strategies, the Bank commenced a mortgage warehousing lending line of business, in 2009 headed up by an individual brought into the organization with an extensive background in this line of business.

In recognition of the risks involved in commercial lending, the Company has bolstered the loan department staffing, both in terms of loan officers and the credit administration area in order to manage the expanded commercial real estate and C&I portfolios. Additionally, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts, as well as a comprehensive loan review process to continually track the credit quality and risk of the loan portfolio. Most recently, LaPorte Bancorp employed a new Chief Credit Officer with an extensive background in commercial banking to provide oversight of the loan portfolio as to risk management considerations and lead the credit and collections teams.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

As a result of the expanded emphasis on commercial real estate lending, the portfolio balance of commercial real estate loans, as well as multi-family real estate, construction and land loans has increased. Specifically, the aggregate balance of commercial and multi-family real estate and construction/land loans has increased from $76.1 million, equal to 34.3% of total loans as of the end of fiscal 2007, to $108.7 million, or 36.4% of total loans at March 31, 2011. At the same time, the most significant component of growth within the loan portfolio has been mortgage warehouse loans in conjunction with the mortgage warehouse lending niche, as the portfolio balance of such loans totaled $105.9 million (35.5% of total loans) reflecting an increase from a zero balance as of the beginning of fiscal 2009.

To a lesser extent, the Company invests in residential mortgage and non-mortgage loans. The Company’s residential mortgage loans are originated internally by loan originators employed by LaPorte Bancorp who are compensated on an incentive basis. Fixed rate mortgage loans generally are originated for terms of 10 to 30 years. Typically all fixed rate residential mortgage loans are underwritten according to Freddie Mac or Ginnie Mae guidelines. Due to interest rate risk considerations, the Company has tended to sell longer term fixed rate loans with the substantial majority of 1-4 family residential loans being sold in recent periods. As a result of the low interest rate environment which has fueled demand for fixed rate loans, the majority of the Company’s recent conforming longer term fixed rate loan originations have been sold into the secondary market.

The Company’s cash, liquidity and securities portfolios consist of interest-earning deposits and short- to intermediate-term investment securities and MBS, all of which are currently classified as available for sale (“AFS”). The proportion of assets invested into cash and investments has remained relatively consistent over the last five fiscal years ranging between 25% to 30% of total assets. As of March 31, 2012, the investment portfolio totaled $125.2 million, equal to 26.7% of total assets.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. In recent years, growth of checking and other transaction accounts have constituted the largest source of deposit growth. As a result, transaction and savings accounts currently comprise a larger portion of the Company’s deposit composition than certificates of deposit (“CDs”). Management believes that the growth in savings and transaction accounts and reduced reliance on CDs to fund operations is attributable to several factors including: (1) intensified marketing efforts by the Company to develop broad-based consumer and

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commercial relationships which have resulted in growth of core deposits; (2) depositors preference for shorter term accounts in the low rate environment, which has fueled the growth of money market accounts as well as disintermediation from the stock and bond markets. Additionally, the Company has been bidding on public funds and a portion of the growth in money market accounts is attributable to growth in public fund deposits.

The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances and a FHLB line of credit constitute the Company’s principal source of borrowings along with subordinated debt totaling $5.2 million acquired in the City Savings Merger. The majority of the Company’s FHLB advances have fixed rates. Given the recent environment, the Company has been taking down modest term fixed rate advances for cost of funds management and to maintain a diversified funding base.

The post-offering business plan of the Company is expected to continue to focus on products and services which have been the Company’s emphasis in recent years. The increased capital from the offering is expected to facilitate additional balance sheet growth and leveraging of operating expenses. The new capital will increase the Company’s competitive posture and financial strength and will provide LaPorte Bancorp with capital to undertake additional and/or more large commercial loan relationships. In terms of specific strategies, the Company plans to undertake the following as key elements of its business plan on a post-Conversion basis, which largely represent a continuation of the strategies currently in place:

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Build Community Bank Franchise and Remain Independent.  The Company will seek to continue to offer products and services consistent with its efforts to more fully develop a strong community bank franchise. In this regard, the Company will continue to expand commercial real estate and commercial business lending activities, thereby continuing to emphasize the marketing and development of commercial account relationships. As noted earlier, the Company’s approach will be to develop comprehensive customer relationships to the extent possible, including both loan and deposit relationships. An additional benefit of the additional capital raised in the Second Step Conversion will be that LaPorte Bancorp will be able to accommodate larger account relationships (this benefit is not a primary driver for the effort to complete the Offering). Overall, the Company believes that building strong ties to the community and deep customer relationships will facilitate the dual objectives of providing strong returns to shareholders and remaining independent.

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—

Increasing Commercial Real Estate and Commercial Business Lending. In order to increase the yield of and reduce the term to repricing of the loan portfolio, the Company has sought to increase originations and, to a lesser extent, purchases of commercial real estate and commercial business loans while predicated on loans meeting credit quality and risk adjusted return requirements.

—

Control the Company’s Exposure to Risk Factors.  LaPorte Bancorp seeks to control its exposure to various risk factors, including interest rate risk, liquidity risk, credit risk, reputational risk, and compliance risk among other risk factors. In this regard, the Company has expanded its management and staff infrastructure with the objective of managing the foregoing risks. Additionally, the Company has bolstered management information systems and management structure, including the applicable management and board committee structures, such that the various risk factors can be monitored and measured, and risk exposure minimized accordingly.

—

Managed Growth. The Company’s management believes that it can be helpful to increase loans and deposits, if possible and subject to market constraints, in order to help cover the costs of operating in a highly competitive and regulated marketplace. The completion of the City Savings Merger in 2007 is reflective of the benefits of growth. In the future, the Company will continue, subject to market and economic conditions, to explore ways to grow the banking franchise both through internal growth and external acquisitions.

—

Maintaining a Portfolio of Residential Loans. Although LaPorte Bancorp has reduced the percentage of the loan portfolio consisting of residential loans, the Bank will continue to maintain this business line. In the future, the Company will continue to allocate a portion of its portfolio to residential mortgage lending and the balance of residential loans may increase if demand for shorter term and/or adjustable rate loans which the Company is willing to place into portfolio increases (likely predicated on a higher interest rate environment).

Balance Sheet Growth Trends

Growth Trends

The Company’s recent operating strategy is evidenced in Table 1.1. Since December 31, 2007, total assets increased at a 5.90% compounded annual rate, expanding from $367.3 million to $469.3 million as of March 31, 2012. However, the majority of the asset growth was achieved over the 2008 to 2010 period as assets have increased by only 5.63% in the 15 months since the end of fiscal 2010 and total assets shrank modestly in the quarter ended March 31, 2012. Loans have realized a faster growth rate than total assets, however, increasing modestly in proportion to total assets, from 60.0% at December 31, 2007, to 63.5% at March 31, 2012. Specifically, loans have increased at a 7.4% annual rate from the end of fiscal 2007 through March 31, 2012, as growth in the mortgage warehouse and

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[TABLE OMITTED]

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commercial/multi-family real estate portfolios more than offset declining balances in the other loan portfolios. At the same time, investment securities increased at a 6.43% annual rate as LaPorte Bancorp sought to maintain a broadly diversified balance sheet and an ample balance of liquidity in the current operating environment.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have historically comprised the majority of funding liabilities, and increased at an annual rate of 8.0% since the end of fiscal 2007. Deposit growth in recent years has been primarily driven by money market and checking account deposits, as the balance of CDs has remained relatively stable. Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2007 through March 31, 2012, borrowings decreased at a relatively modest compounded annual rate of 2.4%. The recent decline in borrowed funds (i.e., borrowings diminished by $17 million or by 22.1% in the quarter ended March 31, 2012), reflects the impact of maturing FHLB advances with a balance of $15 million and FDIC guaranteed borrowings with a balance of $5.0 million which were largely replaced with brokered CDARS CD deposits. The level of our borrowed funds may fluctuate in large measure based on the demand for mortgage warehouse loans.

Annual equity growth equaled 4.6% since the end of fiscal 2007. The fiscal 2007 year end capital balance reflects the impact of the minority stock issuance completed in that year which raised $13.0 million of gross proceeds. Subsequently, growth of the equity base has been modest reflecting the impact of retained income and changes to other accumulated comprehensive income and, to a lesser extent, the impact of capital management strategies including share repurchases and a dividend policy. Since the growth rate of capital has fallen modestly below the growth rate of assets, the Company’s capital ratio has diminished from 12.7% at the end of fiscal 2007, to 12.1% as of March 31, 2012. Going forward, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment and leveraging of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

Loans Receivable

Loans receivable totaled $298.1 million, or 63.5% of total assets, as of March 31, 2012, and reflects 7.4% annual growth since the end of fiscal 2007. Over this period, the proportion of loans to total assets has increased as the rate of loan growth exceeded the asset

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growth rate. As noted previously, the expansion of the loan portfolio was largely attributable to introduction of the mortgage warehouse financing business line as mortgage warehouse lending, which commenced in fiscal 2009, has grown to a balance of $105.9 million as of March 31, 2012. Absent this component of lending as well as commercial mortgage lending which experienced moderate growth, the loan portfolio balance would have diminished over the last five fiscal years. As noted earlier, other significant changes to the loan portfolio since 2007 including a shrinking balance of 1-4 family residential loans while growth was realized in the commercial loan portfolio, consistent with the Company’s stated strategic plan. The schedule below highlights the foregoing changes in the loan portfolio composition since the end of fiscal 2007.

[TABLE OMITTED]

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Cash, Investments and Mortgage-Backed Securities

The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments (including MBS and FHLB stock) has remained relatively consistent generally ranging between 25% to 30% of assets since the end of fiscal 2007.

Investment securities including U.S. Government–sponsored enterprise investments, mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and state and municipal bonds, equaled $125.2 million, or 26.7% of total assets as of March 31, 2012, while cash and equivalents totaled $8.1 million, or 1.7% of assets (see Exhibit I-3 for the investment portfolio composition). All of the Company’s investment securities were classified as AFS as of March 31, 2012. Additionally, the Company has an investment in FHLB stock of $3.8 million, or 0.8% of assets.

In recent periods, the Company has been increasing the portfolio of state and municipal securities as the tax adjusted yield has been superior in comparison to other securities with comparable risk and duration characteristics. Likewise, the Company has recently purchased a small balance of corporate investment securities for the same reason.

No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that the level of cash and investments is anticipated to increase initially following the Second Step Conversion. Over the longer term, it is the Company’s intent to leverage the proceeds with loans to a greater extent than investment securities. However, management has indicated that leveraging of the expanded capital base by utilizing investment securities, including MBS, will continue to be evaluated based on market, profitability, interest rate risk and other similar considerations.

Bank-Owned Life Insurance

As of March 31, 2012, bank-owned life insurance (“BOLI”) totaled $11.0 million (2.3% of assets), which reflects slight growth since the end of fiscal 2007 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax-advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

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Intangible Assets

Pursuant to the purchase method of accounting, the assets and liabilities City Savings Financial were restated to fair market value as of the date of their acquisition in 2007. Also, City Savings Financial’s existing stockholders’ equity was restated to a zero balance, and the excess of the purchase price over the fair market value of net assets was recorded as an intangible asset with two components – the amortizing core deposit intangible (“CDI”) and the non-amortizing goodwill. As of March 31, 2012, the resulting goodwill and CDI totaled $8.4 million and $444,000, respectively. In aggregate, total intangible assets equaled $8.9 million or 1.9% of total assets as of March 31, 2012.

Funding Structure

Since fiscal year end 2007, deposits have grown at an 8.0% compounded annual rate, and the composition has changed modestly as all the core accounts have increased in proportion to total deposits while the proportion of CDs has diminished. Management believes that such growth has been facilitated by several factors including: (1) the development of broad-based customer relationships and continued emphasis on garnering deposit funds when marketing the Company’s other products and services; (2) offering competitive deposit rates in comparison to the prevailing competition; (3) emphasizing customer service; and (4) the need for additional funds predicated, in part, by the growth of the mortgage warehouse loan portfolio. As a result of the foregoing, and owing to depositor’s preference for short term funds in the current low interest rate environment, the proportion of CDs to total deposits equaled 41.7% as of March 31, 2012, while the proportion of savings and transaction accounts equaled 58.3% as of the same date.

An additional change in the deposit composition relates to LaPorte Bancorp’s success in bidding on public fund deposits. Public fund deposit balances, including both time deposits and demand deposits, have recently been in the range of $50 million to $60 million and the Company has depository relationships with approximately 7 municipal entities in northern Indiana but can fluctuate significantly based on the cash flows of the municipalities. Additionally, the Company has sought to utilize brokered CDARS deposit funds when the all-inclusive cost of such funds is attractive relative to retail deposits. As of March 31, 2012, public fund and brokered deposits totaled $56.7 million (16.5% of total deposits) and $26.1 million (7.6% of total deposits), respectively.

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The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Borrowed funds, primarily consisting of FHLB advances have been the primary source of funds outside of deposits and totaled $60.0 million, representing 12.8% of total assets as of March 31, 2012. In addition, the Company has borrowings access of up to $9.8 million at the FRB discount window, and additional short term borrowings of up to $24.0 million at First Tennessee Bank (“FTN”) and Zions Bank on an aggregate basis. Importantly, LaPorte Bancorp has ample collateral and could increase its credit limit at the FHLB if funding requirements were in excess of the $14.9 million of unutilized capacity as of March 31, 2012.

In addition to the foregoing, the Company acquired subordinated debt in the City Savings Merger equal to $5.2 million, or 1.1% of assets. The subordinated debt had an original term of 30 years but can be prepaid at any time, and carries an interest rate adjusted quarterly of three month LIBOR plus 3.10%. At March 31, 2012, the rate on the subordinated debt was 3.57% (On April 15, 2009, LaPorte-Federal executed an interest rate swap against the $5.0 million floating rate debentures for five years at an effective fixed rate of 5.54%). The proceeds from the debt issuance have been infused into the subsidiary bank as Tier 1 capital and the debt is qualifying as regulatory capital (Tier 2 Capital) at the holding company level.

Equity

With the completion of the minority stock issuance under the MHC structure in October 2007 coupled with stock issued to City Savings Financial’s shareholders in conjunction with the merger (net of the cash consideration paid), LaPorte Bancorp’s equity was substantially bolstered and equaled $46.7 million, or 12.7% of assets as of December 31, 2007. Since fiscal year end 2007, the Company’s equity has increased moderately although the pace of equity growth has increased since the end of fiscal 2010, reflecting the impact of the Company’s improving earnings and positive fair value adjustments on the AFS portfolio.

As of March 31, 2012, LaPorte Bancorp’s stockholders’ equity totaled $56.6 million, equal to 12.1% of assets. The Company maintained surpluses relative to its regulatory capital requirements at March 31, 2012, and was qualified as a “well capitalized” institution. The Offering proceeds will serve to further strengthen the Company’s regulatory capital position and

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support the ability to undertake high risk-weight lending in the current environment, albeit at diminished growth rates relative to the prior five fiscal year period. As discussed previously, the post-Offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the Offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases. Additionally, the ability to increase capital over the long term will be dependent upon the ability of LaPorte Bancorp to execute a business plan more heavily emphasizing commercial account relationships.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five fiscal years through December 31, 2011, and for the twelve months ended March 31, 2012. The Company has reported growth in net income in every period with the exception of fiscal 2008, when the Company reported a significant non-operating expense related to an other than temporary impairment (“OTTI”) of the value of investment securities. Specifically, reported net income diminished from $717,000 (0.26% of average assets) in fiscal 2007 to a loss of $400,000 (0.11% of average assets) in fiscal 2008. Thereafter, the Company’s net income increased from $2.5 million (0.65% of average assets) in fiscal 2009 to $3.4 million (0.72% of average assets) reported for the twelve months ended March 31, 2012.

LaPorte Bancorp’s core earnings, which consists of net income excluding net non-operating items on a tax effected basis, reflects a similar growth trend, increasing from $304,000 (0.11% of average assets) in fiscal 2007, to $3.3 million (0.69% of average assets) for the twelve months ended March 31, 2012. Growth in the Company’s reported and core profitability reflects the benefits of balance sheet growth including the expanded mortgage warehouse financing business line, as growing operating costs have been effectively spread over an expanding asset base and as the Company’s net interest income has increased in recent periods, owing to both balance sheet growth and improving spreads. These trends are described more fully below.

Net Interest Income

As noted above, net interest income has realized steady growth in dollar terms, from $7.1 million in fiscal 2007, to $14.0 million reported for the twelve months ended March 31, 2012, primarily reflecting the impact of balance sheet growth realized over the period. Over the

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[TABLE OMITTED]

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corresponding timeframe, the Company’s net interest income to average assets ratio ranged from a low of 2.58% reported for fiscal 2007 to a high of 3.23% reported in fiscal 2010. The increase in the net interest income ratio from fiscal 2007 to fiscal 2010 was facilitated by market interest rate trends, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. In this regard, the Company’s cost of funds benefited from the maturing of high cost CDs and borrowed funds bearing the relatively high interest rates which prevailed several years ago.

Since fiscal 2010, the level of net interest income reported by the Company has increased modestly as the positive impact of ongoing balance sheet growth has been partially offset by modest spread compression realized by the Company. In this regard, while the level of net interest income reported by the Company increased from $13.7 million in fiscal 2010, to $14.0 million for the twelve months ended March 31, 2012, the ratio of net interest income to average assets declined from 3.23% to 2.96% respectively.

The factors pertaining to the trends in the Company’s yield-cost spreads are more fully evidenced in Exhibit I-4. Specifically, the Company’s interest rate spread increased from 2.89% in fiscal 2009 to 3.31% in fiscal 2010 while progressively decreasing thereafter to equal 3.09% in fiscal 2011. Moreover, the Company’s yield-cost spreads increased to 3.34% over the first 3 months of fiscal 2012 propelled by a significant reduction in funding costs as approximately $20 million of high cost borrowed funds matured and were replaced with deposit funds at a significantly lower average cost.

The initial reinvestment of the Offering proceeds should increase net interest income as the funds are reinvested, with longer-term earnings benefits realized through leveraging of the proceeds. At the same, while the initial reinvestment of the Offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio, particularly in view of the very low investment yields available in today’s markets. Over the long term, the asset yields may likely recover as the funds from the Offering are redeployed into higher yielding loans, which is the longer-term plan of the use of proceeds.

Loan Loss Provisions

Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the

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majority of the loan portfolio is secured by real estate collateral in the Company’s market area. For the three year period from fiscal 2007 to fiscal 2009, loan loss provisions ranged from 0.02% to 0.31% of average assets. However, loan loss provisions increased significantly above the long term average in fiscal 2010, reflecting the impact of modest increases in the level of NPAs and as a result of increased loan chargeoffs recorded during fiscal 2010. In this regard, loan loss provisions totaled $3.5 million, equal to 0.82% of average assets in fiscal 2010 while loan chargeoffs equaled $2.3 million in fiscal 2010. Subsequently, loan loss provisions have diminished and equaled $1.1 million (0.25% of average assets) and $1.3 million (0.28% of average assets) in fiscal 2011 and for the twelve months ended March 31, 2012, respectively, reflecting the benefit of diminishing NPAs and loan chargeoffs (see Exhibit I-5 for loan loss allowance activity).

As of March 31, 2012, the Company maintained valuation allowances of $4.0 million, equal to 1.33% of total loans and 60.87% of non-performing loans. Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.

Non-Interest Income

The Company has historically had relatively modest levels of fee generating activities, and thus non-interest operating income has been a somewhat modest contributor to the overall earnings. Included in non-interest income are banking services on deposit accounts, ATM fees, BOLI, loan fee income, mortgage servicing income, and other miscellaneous fees. Other income has diminished from a peak level in fiscal 2008 ($2.1 million or 0.58% of average assets) to equal $1.7 million (0.36% of average assets) reflecting in part, declining deposit-related fee income including overdraft income and NSF fees. LaPorte Bancorp attributes the decline to recent changes in regulation and law which limits the Company’s ability to charge for certain types of account overdrafts.

Management has indicated that it will seek to increase the level of non-interest fee income primarily by continuing to expand fee generating broad based banking relationships, but any growth realized is expected to be gradual.

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Operating Expenses

The Company’s operating expenses have increased in recent years due to asset growth, increased lending activities in both the residential and commercial portfolios, revenue diversification strategies including the warehouse lending business line. Specifically, cost increases reflect increased business volumes facilitated by the employment of seasoned commercial lenders and support staff. While operating expenses have experienced increases, the asset growth rate has exceeded the rate of growth of the Company’s operating costs which has resulted in a declining operating expense ratio since fiscal 2007. Specifically, in fiscal 2007 operating expenses equaled $8.9 million, or 3.23% of average assets, while operating expenses totaled $11.2 million, or 2.36% of average assets, for the most recent twelve months ended March 31, 2012. In this regard, the mortgage warehouse financing business has been a factor in the Company’s ability to grow with limited increases to operating costs as the required overhead infrastructure is limited in comparison to the related balance sheet expansion.

Operating expenses are expected to increase on a post-Offering basis as a result of the expense of the additional stock-related benefit plans. At the same time, LaPorte Bancorp will seek to offset anticipated growth in expenses from a profitability standpoint through balance sheet growth and by reinvestment of the Offering proceeds into investment securities over the near term (following the Second Step Conversion) and into loans over the longer term.

Gains from Mortgage Banking Activities

In addition to fee income generated through deposits, loan late charges and other typical sources, LaPorte Bancorp is actively engaged in secondary market loan sales, primarily involving the sale of longer term fiscal rate loans to either a third party bank or directly to Freddie Mac. The Company has employed commissioned loan originators and back office support personnel with the dual goals of increasing fee income and reducing interest rate risk through the sale of conforming long-term fixed-rate residential mortgages. During fiscal 2011, the Company sold $39.0 million of fixed rate loans, as compared to $40.8 million and $53.3 million in fiscal 2010 and 2009, respectively. Gains on sale and other mortgage banking related income have fluctuated based both on sales volume and competitive market conditions which impact loan pricing. For the twelve months ended March 31, 2012, net gains on mortgage banking activities equaled $802,000, or 0.17% of average assets.

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Non-Operating Income/Expense

Non-operating income and expenses have typically had a modest impact on earnings over the last several years and have primarily consisted of gains on the sale of investments and real estate owned expense. However, in 2008, non-operating income and expenses impacted the Company’s operations to a greater degree than the recent historical average as impairment losses on investment securities $1.7 million were recorded, which were partially offset by gains on the sale of investment securities. For the twelve months ended March 31, 2012, net non-operating income totaled $208,000 and consisted of $711,000 gains on the sales of securities, net of a $503,000 of expenses related to problem assets and other real estate owned (“OREO” resolution).

Taxes

The Company’s average tax expense has fluctuated over the last five fiscal years, with the highest rate of 57.5% being recorded in fiscal 2008, as the significant non-cash OTTI expense recorded during that year was not a tax deductible expense. Since fiscal 2009, the effective tax rate reflects an increasing trend, as the 14.5% rate reported in fiscal 2009, has increased to 19.3% for the twelve months ended March 31, 2012.

The Company’s tax rate is below the marginal rate owing to tax exempt income including income earned on BOLI and tax exempt securities.

Efficiency Ratio

The Company’s efficiency ratio reflects an improving trend over the last five fiscal years largely reflecting the growth of net interest income and owing to the fact that the Company continues to leverage its operating expenses over an expanding asset base such that the operating expense ratio has declined. Specifically, the efficiency ratio diminished from 98.4% in fiscal 2007 to 71.1% reported for the twelve months ended March 31, 2012. On a post-Offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering. However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Interest Rate Risk Management

The primary aspects of the Company’s interest rate risk management include:

—	Selling the majority of the fixed rate mortgage loans originated based on risk and profitability considerations (typically fixed rate mortgage loans with maturities of 15 years or more).

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—	Diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial lending;

—

Building the portfolio of mortgage warehouse loans originated by other lenders which are sold by those lenders into the secondary market within 10 to 15 days and are thus, subject to virtually overnight repricing;

—	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

—	Promoting transaction accounts and, when appropriate and subject to market constraints, longer-term CDs;

—	Utilizing longer-term borrowings and/or brokered deposits when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

—	Utilizing artificial hedging techniques including interest rate swaps, caps or floors to hedge the Company’s assets and liabilities such that their repricing are more closely matched;

—	Maintaining a strong capital level; and

—	Limiting investment in fixed assets and other non-earnings assets.

Reflecting the foregoing measures implemented to minimize the Company’s interest rate risk exposure, the Company’s exposure to rising interest rates appears to be modest (significant reduction in market interest rate levels is believed unlikely). As of March 31, 2012, the Economic Value of Equity (“EVE”) analysis prepared by a third party consultant for the Bank indicated that a 200 basis point instantaneous and permanent increase in interest rates would result in a 149 basis point increase the EVE ratio, and result in a post-shock EVE ratio equal to 14.06% of assets (see Exhibit I-6). The rate shock analysis reflects a modest reduction in the EVE ratio pursuant to a 300 basis point instantaneous and permanent interest rate shock.

The EVE analysis is an indicator to the risk of earnings in a volatile interest rate environment as it incorporates changing assumptions with respect to maturity and repricing of assets and liabilities. The foregoing EVE analysis indicates that the Company expects to only be modestly impacted by rising interest rates. At the same time, there are numerous limitations in the Company’s interest rate risk analysis which is dependent upon numerous significant assumptions with respect to the underlying valuations of assets and liabilities. Moreover, an increase in market interest rate levels may not impact all assets and liabilities in the same way which could impact the results of the Company’s internal risk analyses.

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The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have been focused as follows: (1) commercial real estate and commercial business lending; and (2) permanent residential mortgage lending, the majority of which are sold to the secondary market, including home equity lending and HELOCs. Additionally, the Bank has developed a niche business line of mortgage warehouse lending to approved mortgage companies and the portfolio balance has grown significantly since this business line was introduced in 2009. As previously noted, the Company has bolstered the loan department staffing over the last five fiscal years, both in terms of loan officers and the credit administration area in order to manage the expanding commercial real estate and commercial business portfolios. Furthermore, LaPorte Bancorp employed a new Chief Credit Officer within the last year with an extensive background in commercial banking to provide oversight of the loan portfolio as to risk management considerations and lead the credit and collections teams.

Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8. As of March 31, 2012, the four major components of the loan portfolio were as follows:

—	Commercial and other non-residential mortgage loans including commercial, multi-family, construction and land loans totaled $108.7 million, or 36.4% of total loans;

—	Loans to fund the mortgage pipelines of mortgage brokers and bankers on a regional and national basis totaled $105.9 million, equal to 35.5% of total loans;

—	Residential mortgage, home equity and consumer loans totaled $42.6 million (14.3% of loans), $13.1 million (4.4% of loans) and $6.7 million (2.2% of loans); and

—	Commercial business (non-mortgage) loans totaled $21.5 million, or 3.3% of total loans.

Commercial Real Estate and Multi-family Mortgage Lending

Commercial real estate and multi-family mortgage lending have been segments of the loan portfolio targeted for growth in recent years as noted in an earlier analysis. The Company’s commercial mortgage loans are typically secured by properties in the Company’s

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markets in Indiana or contiguous states and/or to customers of the Bank and are generally originated by the Company. As of March 31, 2012, commercial real estate mortgage loans equaled $83.3 million (27.9% of loans), and were secured by a wide range of properties including retail, industrial, warehouse, service, medical, and other commercial properties and includes owner occupied and properties owned by investors. In addition, the Company has expanded the multi-family mortgage loan portfolio (i.e., five or more residential units) modestly since the end of fiscal 2007, such that multi-family mortgage loans totaled $13.0 million, equal to 4.4% of total loans as of March 31, 2012. A summary of the commercial and multi-family mortgage portfolio stratified by the activity of the borrower is included as Exhibit I-9.

Commercial and multi-family mortgage loans may be made in amounts of up to 80% of the appraised value of the property and debt service coverage ratios of at least 1.20 times. These loans may be made with terms of 15 to 20 years and most typically are subject to repricing or have a call feature within the first three to five years of the origination of the loan and periodically thereafter.

Pursuant to the Company’s credit risk management practice, the portfolio is continually monitored for concentration risks with respect to concentrations within geographies, type of borrower, type of security property, etc. The Company’s expanded commercial lending activities have resulted in the development of relatively large relationships. As of March 31, 2012, the ten largest lending relationships are with commercial and multi-family borrowers totaling $44.4 million, reflecting an average balance of $4.4 million, with the largest relationship totaling $6.5 million which was secured by three residential apartment complexes.

Mortgage Warehouse Lending

In May of 2009, the Company introduced a mortgage warehousing lending line of business, headed up by an individual brought into the organization with over 14 years of mortgage warehousing experience at other banking organizations. Under this program, the Company provides secured funding to pre-approved mortgage companies (approximately 11 currently) to facilitate their mortgage banking activities. In this regard, LaPorte Bancorp provides financing for mortgage companies approved within the program with security provided by the assignment of each individual mortgage note originated by the mortgage company prior to their sale into the secondary market. The loans are typically sold by the mortgage company within 30 days and are seldom held more than 60 days and management estimates that the average turnover is less than 15 days. The Company has undertaken mortgage warehouse

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lending in view of the limited loan demand coupled with stiff competition within its retail banking market which has limited both the growth and profitability of its traditional lending lines. In the fact of these market constraints, the mortgage warehouse lending benefits earnings from both a yield and fee income perspective. Fee income is primarily generated from loan fees charged to mortgage companies and for ancillary services performed such as wire transfer fees. In fiscal 2011, the Company recorded interest income of $3.4 million, mortgage warehouse loan fees of $569,000 and wire transfer fees of $181,000, on its mortgage warehouse lending activities.

Construction and Land Loans

Construction and land loans are undertaken within the commercial lending department but have not been a strategic focus of the Company. In this regard, the depressed economic environment has limited demand for such loans relative to the demand which prevailed earlier in the last decade. As of March 31, 2012, the balance of construction and land loans together totaled $12.4 million, equal to 4.15% of total loans.

The Company originates in-market residential and commercial construction loans to shorten the average duration of assets, and support asset yields. The Company generally limits such loans to known builders and developers with established relationships with the Company. Substantially all of the Company’s construction lending is secured by properties in north-central Indiana. Most of the Company’s land loans are originated for the purpose of developing residential and commercial properties with construction of structure followed by permanent financing of the property. Substantially all of the Company’s construction lending is secured by properties in north-central Indiana.

Residential Lending

The majority of residential mortgage loan originations are fixed rate mortgages, with original maturities typically ranging from 10 to 30 years. In recent periods, the Company has sold approximately 40% of loans with the servicing rights retained – the Company provides this option to the borrower at a slightly higher loan rate. The Company originates both fixed rate and adjustable rate 1-4 family loans and seeks to emphasize shorter term or adjustable rate mortgage (“ARMs”) loans for portfolio. The majority of the ARM loans in portfolio are hybrid loans with an initial period of fixed rates for either a 1, 3 ,5, 7, or 10 year period and subject to annual repricing thereafter, indexed to a the one-year Constant Maturity Treasury Bill Index. The majority of the one- to four-family residential mortgage loans the Company originates are

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.25

conventional, but LaPorte Bancorp also offers FHA and VA loans and will originate non-conforming jumbo loans or other loans not conforming to secondary market guidelines on an exception basis.

The Company originates 1-4 family loans up to a loan-to-value (“LTV”) ratio of 80%, although loans with LTV ratios of more than 80% can be extended with private mortgage insurance (“PMI”). The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market area.

The Company also offers home equity loans including fixed rate amortizing term loans as well as variable rate lines of credit, or HELOCs. Such loans typically have shorter maturities and higher interest rates than first residential mortgage loans with comparable durations. Home equity loans and lines totaled approximately $13.1 million, or 4.4% of total loans as of March 31, 2012.

Non-Real Estate Commercial Lending

The Company’s non-real estate commercial lending has recently been an area of emphasis in order to more fully develop full service commercial account relationships, including deposit relationships. As of March 31, 2012, commercial loans totaled $21.5 million, 7.2% of total loans. Commercial credit is offered primarily within the Company’s primary market to small business customers, usually for asset acquisition, business expansion or working capital purposes. Current term loan originations generally have a three- to five-year term with a balloon payment. Current term loan originations will not exceed 20 years without approval from the board. The maximum loan-to-value ratio of the Company’s current commercial loan originations is generally 80% with lower LTV ratios required depending on credit-related considerations pertaining to the borrower and/or the perceived marketability of the underlying collateral. The extension of a commercial credit by the Bank is based on the ability and stability of management, whether cash flows support the proposed debt repayment, earnings projections and the assumptions for such projections and the value and marketability of any underlying collateral. A summary of the commercial loan portfolio stratified by the activity of the borrower is included as Exhibit I-10.

Consumer loans, excluding home equity loans and HELOCs, are generally offered to provide a broad line of loan products to customers and typically include loans on deposits, auto loans, and unsecured personal loans. As of March 31, 2012, consumer loans totaled $6.7 million, equal to 2.2% of total loans.

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I.26

Origination, Purchasing, and Servicing of Loans

The largest segment of the Company’s loan origination volume consists of mortgage warehouse loans owing to the comparatively large number of loans and the rate of turnover pursuant to which the loans are sold by the third party mortgage company typically less than 15 days following their funding. As a result, the mortgage warehouse companies originated $2.6 billion in fiscal 2010 and $2.0 billion in fiscal 2011.

One-to-four family residential mortgage loans represent the second largest component of the Company’s recent loan volume, falling in a range of $40 to $60 million annually over the last three fiscal years. However, in the low interest rate environment which has prevailed for the last several years, demand for longer term fixed rate loans has been predominant such that the Company has sold most of the loans it has originated. Specifically, the Company originated $10.9 million of one-to-four family residential loans during the three months ended March 31, 2012, while loan sales totaled $10.6 million over the period (see Exhibit I-11 for details with respect to the Company’s loan originations, purchases and sales for the last three fiscal years). Additionally, the Company originated $39.2 million of one-to-four family residential loans during the year ended December 31, 2011, and posted a nearly equal amount of loans sales totaling $39.0 million. At March 31, 2012, the Company was servicing loans sold in the amount of $60.9 million.

The remainder of the Company’s loan originations consisted of a mix of loans intended for portfolio investment with commercial and multi-family mortgage loans comprising the most significant portion of the overall loan origination volumes.

Asset Quality

The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 1% of assets. However, LaPorte Bancorp has recently realized an increase in the level of NPAs, related to the recessionary economic environment as well as to the delinquency of assets acquired in the City Savings Merger. Specifically, the Company’s delinquencies have increased as a result of growing unemployment in its markets and the slack economy has depressed the collateral value of many of the Company’s security properties. As reflected in Exhibit I-12, the total NPA balance (i.e., non-accruing

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I.27

loans and OREO) as of March 31, 2012, was $7.3 million, equal to 1.55% of assets, consisting of non-accruing loans ($6.5 million) and OREO ($756,000). The balance of ALLLs totaled $4.0 million as of March 31, 2012, and the ratio of allowances to total loans equaled 1.33%, while reserve coverage in relation to NPAs equaled 54.53%.

The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends and local real estate market and economic conditions.

Funding Composition and Strategy

Deposits have consistently been the Company’s primary source of funds. As of March 31, 2012, deposits totaled $341.9 million, which reflects 8.0% annual growth since December 31, 2007. Lower costing savings and transaction accounts totaling $199.5 million comprised approximately 58.3% of the Company’s deposits at March 31, 2012 (see Exhibit I-13), with money market accounts accounting for the majority of the total ($104.5 million equal to 30.6% of deposits). As previously noted, management believes that the growth in savings and transaction accounts and reduced reliance on CDs to fund operations is attributable to several factors including: (1) intensified marketing efforts by the Company to develop broad-based consumer and commercial relationships which have resulted in growth of core deposits; (2) depositors preference for shorter term accounts in the low rate environment, which has fueled the growth of money market accounts as well as disintermediation from the stock and bond markets. Additionally, the Company has been bidding on public funds and a portion of the growth in money market accounts is attributable to growth in public fund deposits which were utilized to assist in funding mortgage warehouse loans.

The balance of the deposit base is comprised of CDs, the majority of which have remaining maturities of one year or less (see Exhibit I-14). As of March 31, 2012, CDs with balances equal to or in excess of $100,000 equaled $57.1 million.

Deposit solicitation efforts for the Company have recently been focused on building broad-based consumer and commercial customer relationships. At the same time, the Company continues to have many depositors focused on competitive pricing rather than service and a broad-based relationship. Accordingly, the transition of the deposit base to management’s targeted composition is expected to be gradual.

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I.28

Borrowed funds comprise the remainder of the LaPorte Bancorp’s funding liabilities. Borrowed funds, primarily consisting of FHLB advances have been the primary source of funds outside of deposits and totaled $60.0 million, representing 12.8% of total assets as of March 31, 2012. In addition, the Company has borrowings access of up to $9.8 million at the FRB discount window, and additional short term borrowings of up to $15.0 million at First Tennessee Bank (“FTN”). In addition to the foregoing, the Company acquired subordinated debt in the City Savings Merger equal to $5.2 million, or 1.1% of assets (see Exhibit I-15). During the second quarter of 2012, the Company was granted an unsecured short-term borrowing line of $9.0 million with Zions Bank.

The Company anticipates utilizing borrowings as a supplemental funding source in the future, generally for these same purposes. The Company’s overall preference is to utilize deposits to fund operations with the objective of building customer relationships and increasing cross-sell potential and fee income.

Subsidiaries

LaPorte Bancorp has two subsidiaries, including the Bank and City Savings Statutory Trust I, which was a subsidiary established by City Savings for the purpose of issuing subordinated debt.

Legal Proceedings

Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

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II.1

II. MARKET AREA ANALYSIS

Introduction

Established in 1871, the Company is headquartered in La Porte, Indiana, and serves northwestern Indiana through a total of 8 full service branch offices. The main office and seven branch offices are located in La Porte County, while the Company operates a single branch office in Porter County. The current retail branch banking footprint reflects the 2007 acquisition of City Savings, which expanded the Company’s branch network in La Porte and Porter Counties with the addition of three branches. The Company further increased its presence in La Porte County with the opening of the Westville, Indiana full service banking office in July 2008.

The Company conducts business in these two counties of northwest Indiana, which border Lake Michigan, outside of the more densely populated Chicago, Illinois, as well as in nearby areas of Illinois. A map showing the Company’s office coverage is set forth on the following page and details regarding the Company’s offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

The primary market area, including the northern and western portions of the market is within commuting range of Chicago and also includes other nearby areas of Illinois and southern Michigan. The regional economy has a strong manufacturing history that is still the one of the largest employment sectors of the area’s economy, while services and wholesale/retail trade, as well as the government sector play a prominent role in the regional economy. The regional banking environment is highly competitive, and includes a wide range of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

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II.2

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The national economy experienced a severe downturn during 2008 and 2009, as the fallout of the financial crisis caused the broader economy to falter, with most significant indicators of economic activity declining by substantial amounts. The economic recession was the deepest since the great depression of the 1930s. Approximately 8 million jobs were lost as consumers cut back on spending, leading to weak performance in most economic sectors. Total personal wealth declined notably with real estate being particularly impacted, as evidenced by a drop in real estate values within many regions. As measured by the nation’s gross domestic product (“GDP”), the recession officially ended in the fourth quarter of 2009, after the national GDP expanded for two consecutive quarters (1.7% annualized growth in the third quarter of 2009 and 3.8% annualized growth in fourth quarter of 2009). The economic expansion has continued since that date, with GDP growth of 3.1% for calendar year 2010, 1.6% for calendar year 2011 and at 2.2% for the first calendar quarter of 2012. Notably, a large

RP® Financial, LC.	MARKET AREA ANALYSIS
II.3

portion of GDP growth during 2009 through 2011 was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support. Moreover, the rate of expansion was insufficient to make significant progress in reducing the stubbornly high unemployment rate.

The economic recession caused the inflation rate to diminish during 2009. Inflation averaged 3.85% for all of 2008, while nominal deflation was reported in 2009. There was a decline in prices during eight of the 12 months during 2009. Reflecting a measure of recovery of the economy, the national annualized inflation rate was 1.64% for 2010 and a somewhat higher 3.16% for 2011. For the first four months of 2012, the national inflation rate averaged an annual rate of 2.69%. The national unemployment rate recorded a recovery over the past 12 months. The reduction in employment during the recession led to fears of a prolonged period of economic stagnation, as consumers were unwilling or unable to increase spending. Indicating a level of improvement, the national unemployment rate equaled 8.1% as of April 2012, a decline from 9.4% as of December 2010 and a decline from 8.5% as of December 2011, but still high compared to recent historical levels. There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have reflected little improvement over the last 12 months, and there has been significant period-to-period volatility. As an indication of the changes in the nation’s stock markets over the last 12 months, as of May 25, 2012, the Dow Jones Industrial Average closed at 12,454.83, an increase of 0.49% from May 25, 2011, while the NASDAQ Composite Index stood at 2,837.53, an increase of 2.76% over the same time period. The Standard & Poors 500 Index totaled 1,317.82 as of May 25, 2012, a decrease of 0.20% from May 25, 2011.

Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, median home values remained well below historical highs in many areas of the country, and the housing construction industry has been severely limited. These factors have led to substantial losses at many financial institutions, and subsequent financial institution failures. Despite efforts by the federal and state governments to limit the impact of the housing crisis, there remain concerns about a “double-dip” housing recession, whereby another wave of foreclosures occurs.

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II.4

Based on the consensus outlook of 54 economists surveyed by The Wall Street Journal in April 2012, economic growth is expected to improve from an annualized growth rate of 1.6% in 2011 to 3.0% in 2014. Most of the economists expect that the unemployment rate will decrease from 2012 through 2014, but the pace of job growth will only serve to bring the unemployment rate down slowly. On average, the economists expect that the unemployment rate will be 6.8% by the end of 2014, with the economy adding around 2.3 million jobs from March 2012 to March 2013. On average, the economists did not expect the Federal Reserve to begin raising its target rate until the middle of 2013 and the yield on the 10-year Treasury would increase to 3.81% by the end of 2014. Inflation pressures were forecasted to remain in the range of 2.3% to 2.6% through the end of 2014, and that the price of oil was expected to settle around $100 a barrel. The economists also forecasted home prices would increase by a modest 0.6% in 2012, as measured by the Federal Housing Finance Agency index. Housing starts were forecasted to increase modestly in 2012, but remain at historically depressed levels.

The 2012 housing forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by approximately 6.3% from 2011 levels and new home sales were expected to increase by 11.8% in 2012 from were relatively depressed levels in 2011. The MBA forecast showed decreases in the median sale price for new and existing homes in 2012. Total mortgage production is forecasted to be down in 2012 to $1.1 trillion compared to $1.3 trillion in 2011. The reduction in 2012 originations is largely due to a 34% reduction in refinancing volume, with refinancing volume forecasted to total $566 billion in 2012. Comparatively, house purchase mortgage originations are predicted to increase by 3.9% in 2012, with purchase lending forecasted to total $483 billion in 2012.

Interest Rate Environment

Reflecting a strengthening economy which could lead to inflation, the Fed increased interest rates a total of 17 times from 2004 to 2006, with the Federal Funds rate and discount rate peaking at 5.25% and 6.25% in 2006. The Fed then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Fed began reacting to the increasingly negative economic news. Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy.

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II.5

As of January 2009, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%. This low interest rate environment has been maintained through the appraisal date, as part of a strategy to stimulate the economy by keeping both personal and business borrowing costs as low as possible. The strategy has achieved its goals, as key borrowing cost indices for residential housing and the Prime Rate are at their historical lows.

As of May 25, 2012, one- and ten-year U.S. government bonds were yielding 0.20% and 1.75%, respectively, compared to 0.18% and 3.13%, respectively, as of May 25, 2011. Data on historical interest rate trends is presented in Exhibit II-2.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, and median household income, provide key insights into the characteristics of the Company’s market area. Trends in these key measures are summarized by the data presented in Table 2.1 from 2010 to 2011 and projected through 2016. Data for the nation as well as for Indiana, La Porte County, and Porter County is included for comparative purposes.

As of 2011, the population in La Porte County was 112,000, while the population of Porter County was 165,000, together totaling 277,000. From 2010 to 2011, La Porte County’s population increased at a 0.4% and 0.1% annual rate, which paralleled the comparable Indiana growth rate, but was slightly below the U.S. growth rate. Porter County’s population increased at a 0.5% annual rate, which was above the Indiana growth rate, but slightly below the U.S annual growth rate.

Growth in households generally mirrored the population growth rates from 2010 to 2011, and is projected to slow down slightly in La Porte County, but grow at a faster pace for the next five years for Porter County. Specifically, the number of households in La Porte and Porter Counties are projected to increase at a 0.3% and 0.8% annual rate, respectively.

Income characteristics for the Company’s markets are also reflected in the data set forth in Table 2.1. Porter County is located within the Chicago MSA, which is reflected in the comparatively higher income levels as measured by median household income and per capita income. Specifically, median household and per capita income levels in Porter County equaled $55,290 and $26,137, above the state of Indiana comparable measures and comparable to the US aggregates. Conversely, the median household and per capita income levels for La Porte

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II.6

[TABLE OMITTED]

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II.7

County equaled $42,424 and $21,647 respectively, below both the state and national aggregates. Over the next five years, median household and per capita income levels in the Company’s market area are projected to experience growth that approximates the state and national aggregates.

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels in the faster growing suburban markets. The greater wealth of the suburban markets is consistent with national trends, in which the white collar professionals who work in the cities generally reside in the surrounding suburbs. Additionally, much of the growth in white collar jobs in the Chicago area has been occurring in suburban markets.

Regional Economy

The market area economy is based on a variety of sectors (see Table 2.2). In La Porte and Porter Counties, the most significant contributor is the services sector, followed by wholesale/retail trade, government, and manufacturing.

[TABLE OMITTED]

La Porte County is a major access point to the Chicago market for both rail and highway mainly because of its location at the southern tip of Lake Michigan, and its location near several

RP® Financial, LC.	MARKET AREA ANALYSIS
II.8

interstate highways and rail lines. In this regard, the Burns Harbor Deep Water Port is one of the area’s largest employers and an Inland Rail Logistics Port (“CSX Railroad”) is being formed in Kingsbury, just 8 miles south of the City.

The local economy within the Company’s market area varies regionally as the southern part of the county is rural and agricultural in nature, while the northern part of the county (where La Porte and Michigan City are located) is based more in manufacturing and services. The region’s top employers come from a wide range of industries and span both the public and private sectors, as shown in Table 2.3 below.

[TABLE OMITTED]

Both land and labor costs in La Porte County have remained below the more urbanized area closer to Chicago. Importantly, while the La Porte County real estate market has registered declining values, the market area never experienced surging values in the middle of the last decade and thus, has been spared the pain of significant price depreciation experienced in other markets.

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II.9

Porter County to the west has seen much stronger growth because of its proximity to the Chicago market. As a result of the acquisition of City Savings, the Company acquired a branch in Chesterton, which is in between Portage and Valparaiso within Porter County. The economy of Porter County is critical to the Northwest Indiana region (made up of seven counties), as the majority of the population is centered between Portage and Valparaiso, with approximately 71.5% of Porter County’s working residents working within the County (as of 2010 data).

Unemployment Trends

Comparative unemployment rates for La Porte and Porter Counties, as well as for the U.S. and Indiana, are shown in Table 2.4. March 2012 unemployment rates for La Porte and Porter Counties were 10.7% and 8.0%, respectively, versus comparable Indiana and U.S. unemployment rates of 8.2%, respectively. The March 2012 unemployment rates for both market area counties were lower compared to a year ago, which was consistent with the national and state unemployment rate trends. At the same time, unemployment rates remain high by historical standards and are indicative of ongoing economic weakness in the Company’s markets, particularly within La Porte County where the March 2012 unemployment rate is above both state and national aggregates.

Table 2.4

LaPorte Bancorp, Inc.

Market Area Unemployment Trends

Region	March 2011 Unemployment	March 2012 Unemployment

United States	8.9%	8.2%
Indiana	8.8	8.2
La Porte County	11.1	10.7
Porter County	8.2	8.0

Source:  SNL Financial, LC.

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II.10

Real Estate Trends

1.	Home Sales

Home sales activity across Indiana during the four months ended April 2012 surpassed the mark posted during the same period in 2011, a positive indicator for an industry that has been severely impacted by the recession that commenced in 2008. According to statistics provided to the Indiana Association of Realtors (“IAR”), home sales during the four months ended April 2012 totaled 18,038, a 14.3% increase from the same period posted in 2011 (when the market recorded 15,777 sales). In addition, statewide home sales increased by 8.3% over the last twelve months ended April 2012, relative to the level for the last twelve months ended April 2011 (increase from 55,606 to 60,246). Reflecting an improvement in home prices, the median sales price also increased by 4.8% (to $110,000) for the first four months of 2012, from the level for the first four months of 2011 ($105,000). The same trend was exhibited in the last twelve months ended April 2012, whereby the median sales price increased by 1.8% to $114,000 from $112,000 during the same time period ended April 2011.

Conversely, home sales in the Company’s market area reflect a moderate declining trend. As of April 2012, year-to-date home sales in La Porte County totaled 714, down 5.4% from the 755 homes sold during the same period a year prior, while Porter County home sales totaled 1,148, down 7.2% from the 1,237 homes sold during the first four months of April 2011. Home prices, on the other hand, reflected an upward trend in the Company’s market area over the first four months of April 2012, as well as over the last twelve months. Specifically, the median sales price for existing homes in La Porte County was $96,250 during the four months ended April 2012, up 5.8% from $91,000 for the same period a year ago. In Porter County, over the same time period, the median sales price was $156,500, up 2.7% from $152,450 from the year prior. Similarly, over the last twelve months ended April 2012, the median sales price in La Porte County was $101,000, up 0.7% from $100,300 and Porter County’s median sales price was $156,500, up 0.4% from $155,800 from the last twelve months ended April 2011.

2.	Foreclosure Trends

Single family foreclosures statewide have been trending upward over the last four months, according to RealtyTrac, a company specializing in real estate foreclosure data. In April 2012, Indiana experienced 3,956 homes in the process of foreclosure (versus 3,508 homes in the process of foreclosure in December 2011) with one in every 707 housing units with a foreclosure filing. Comparably, out of the 20 largest metro areas (based on population),

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II.11

the Chicago MSA posted the sixth highest foreclosure rate, of one in every 321 housing units with a foreclosure filing, which was up 26% percent from April 2011, but slightly down (7.6%) over the last month. As of April 2012, La Porte County reported one in every 1,275 housing units with a foreclosure filing and Porter County reported one in every 636 housing units with a foreclosure filing.

Market Area Deposit Characteristics

Table 2.5 displays deposit market trends from June 30, 2007 through June 30, 2011 for the Company’s markets, as well as for the state of Indiana. Consistent with the state of Indiana, commercial banks maintained a larger market share of deposits than savings institutions in La Porte and Porter Counties. For the four year period covered in Table 2.5, savings institutions experienced an increase in deposit market share in Porter County, but, lost market share in La Porte County, as well as statewide. The Company’s $285.6 million of deposits in La Porte County represented an 18.1% market share of thrift and bank deposits at June 30, 2011, while the Company’s deposit share in Porter County was lower, equal to 1.4% of deposits. Through a combination of organic growth and through acquisition, the Company’s deposit market share in La Porte County increased by 10.9% during the four year period.

[TABLE OMITTED]

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II.12

Deposit Competition

Table 2.6 lists the Company’s largest competitors within a 5 mile radius of any LaPorte Bancorp branch office. Competition among financial institutions in the Company’s market area is significant and the region’s historic ties to manufacturing, as well as the presence of a heavily unionized workforce, has translated into a significant presence of credit unions.

[TABLE OMITTED]

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II.13

Among the Company’s competitors are a few much larger and more diversified institutions which have greater resources than maintained by the Company. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, credit unions, as well as regional, super regional and money center banks. The Company is ranked 2nd in deposit market share (Table 2.6), just behind Horizon Bancorp, which held approximately 22.5% of deposits within a 5 mile radius of any LaPorte Bancorp branch office as of June 30, 2011. Additionally, as previously noted, credit unions are a significant competitive force with respect to both deposits and consumer loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of LaPorte Bancorp’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of LaPorte Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments to account for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to LaPorte Bancorp, individually or as a whole, key areas examined for differences to determine if valuation adjustments are appropriate were in the following areas: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and, effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than “non-listed thrifts” i.e., those listed on the Over-the-Counter Bulletin Board or Pink Sheets, as well as those that are non-publicly traded and closely-held. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. We typically exclude those that were converted less than one year as their financial results do not reflect a full year of reinvestment benefit and since the stock trading activity is not seasoned. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with relatively comparable resources, strategies and financial characteristics. There are 132 publicly-traded thrift institutions nationally, which includes 23 publicly-traded MHCs. Given the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that key differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for such key differences. Since LaPorte Bancorp will be a full stock public company upon completion of the Second-Step Conversion Offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group, excluding those in MHC form.

Based on the foregoing, from the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of LaPorte Bancorp. In the selection process, we applied the following screen to the universe of all public thrifts that were eligible for consideration:

➢	Operating in the Midwest region of the US;

➢	Total assets between $250 million and $2.5 billion;

➢	Reporting positive net income on a trailing 12 month basis; and,

➢	Relatively strong asset quality with NPA/Assets ratios generally less than 5%.

Eleven companies met the foregoing selection parameters for inclusion in the Peer Group and ten were included in the Peer Group. The only company meeting the foregoing selection criteria which was excluded was Meta Financial Group of Iowa (“Meta Financial”), which is subject to a regulatory enforcement action and whose operations are impacted by its issuance of various prepaid credit cards, consumer credit products, and sponsoring of ATMs into various debit networks as well as its participation in other payment industry products and services. As a result, Meta Financial generates significant levels of non-interest income and expense and has an operating and risk profile which differentiates it from the Company and most of the Peer Group companies conducting business pursuant to more traditional community bank operating strategies.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-2 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and LaPorte Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of LaPorte Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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III.3

[TABLE OMITTED]

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III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to LaPorte Bancorp’s characteristics is detailed below.

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First Defiance Fin. Corp. of OH (“FDEF”) is the largest company in the Peer Group in terms of total assets and operates through a total of 33 offices in northwest Ohio, southeast Michigan, and western Indiana, markets which are relatively proximate to the Company’s markets. FDEF’s asset composition reflects a higher proportion of loans and less focus in cash and investments, as compared to the Peer Group. FDEF’s funding composition was relatively similar to the Peer Group albeit with a slightly lower level of funding through borrowings in comparison to the Peer Group. Lending operations were more heavily focused on commercial lending including both mortgage and non-mortgage loans in comparison to the Peer Group average, which resulted in the highest risk-weighted assets-to-assets ratio of the Peer Group range. FDEF recorded asset quality ratios similar to the Peer Group in terms of the level of NPAs, while reserve coverage ratios were modestly higher. FDEF’s ROA was modestly above the Peer Group average supported by relatively high levels of net interest and non-interest income. At March 31, 2012, FDEF had total assets of $2.1 billion and a tangible equity-to-assets ratio of 10.3%. For the twelve months ended March 31, 2012, FDEF reported net income equal to 0.72% of average assets. FDEF had a market capitalization of $155 million at May 25, 2012.

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HF Financial Corp of SD (“HFFC”) operates through 33 retail banking offices in South Dakota and Minnesota. The balance sheet reflects a broadly similar asset and funding mix relative to the Peer Group average, albeit with a higher level of funding through borrowings. HFFC’s lending strategy is focused on commercial lending, including both mortgage and non-mortgage C&I loans. The ratio of NPAs is below the average and median of the Peer Group, yet earnings have been suppressed by a relatively high level of non-operating losses in relation to the Peer Group. At March 31, 2012, HFFC had total assets of $1.2 billion and a tangible equity-to-assets ratio of 7.7%. For the twelve months ended March 31, 2012, HFFC reported net income equal to 0.11% of average assets, which is the lowest of the Peer Group members reflecting in part the impact of non-operating expenses referenced above. HFFC had a market capitalization of $86 million at May 25, 2012.

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HopFed Bancorp, Inc. of KY (“HFBC”) operates through a total of 18 offices in western Kentucky and central Tennessee. HFBC’s banking markets outside of major metropolitan areas differentiates it from the Company’s markets in northern Indiana. HFBC maintains a broadly diversified asset base funded primarily by deposits and, to a lesser extent, borrowed funds. Loan portfolio investment activities are concentrated in mortgage loans (primarily 1-4 family mortgages and commercial mortgage loans). Asset quality ratios were more favorable than the Peer Group average, both in terms of the level of NPAs and the reserve coverage ratios; however HFBC reported net loan chargeoffs as a percent of loans that were higher than the Peer Group aggregates. At March 31, 2012, HFBC had total assets of $1.1 billion and a tangible equity-to-assets ratio of 11.3%. For the twelve months ended March 31, 2012, HFBC reported positive earnings of 0.42% of average assets. HFBC had a market capitalization of $53 million at May 25, 2012.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

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First Clover Leaf Financial Corp of IL (“FCLF”) operates through four retail banking offices and one loan production office in western Illinois in markets adjacent to St. Louis, Missouri. The loan portfolio reflects slightly greater diversification into non-residential mortgage loans in relation to the Peer Group and a slightly lower ratio of residential mortgage loans and MBS. Asset quality ratios for FCLF were less favorable to the Peer Group in terms of the NPA/Assets ratio and coverage ratios and its higher resulting loan loss provisions were a factor in FCLF’s lower earnings. At March 31, 2012, FCLF had total assets of $556 million and a tangible equity-to-assets ratio of 12.1%, which was above the Peer Group average and median. For the twelve months ended March 31, 2012, FCLF reported earnings of 0.34% of average assets. FCLF had a market capitalization of $46 million at May 25, 2012.

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First Savings Financial Group of IN (“FSFG”) operates 12 branch offices in southern Indiana. FSFG had a similar loan/investment mix in relation to the Peer Group, but funded operations with a higher rate of borrowings. FSFG was more focused on residential mortgage lending than the Peer Group which facilitated its maintenance of favorable asset quality and coverage ratios in comparison to the Peer Group. Additionally, FSFG had the highest tangible equity-to-assets ratio of all the Peer Group members. Earnings in excess of the Peer Group average and median are supported by a strong net interest margin and a comparatively modest level of loan loss provisions. At March 31, 2012, FSFG had total assets of $546 million and a tangible equity-to-assets ratio of 13.2%. For the twelve months ended March 31, 2012, FSFG reported a return on average assets of 0.68%. FSFG had a market capitalization of $41 million at May 25, 2012.

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First Capital, Inc. of IN (“FCAP”) operates through a total of 13 offices in southern Indiana. FCAP’s asset mixture reflects a similar level of cash and investments and loans in comparison to the Peer Group. Lending is oriented toward mortgage secured collateral and funding is primarily reliant on deposit liabilities with the level of borrowed funds below the Peer Group average. At March 31, 2012, FCAP had total assets of $441 million and a tangible equity-to-assets ratio of 10.5%. Asset quality ratios for FCAP, as well as reserve coverage ratios were more favorable than the Peer Group. For the twelve months ended March 31, 2012, FCAP reported a ROAA of 0.91% which was at the upper end of the Peer Group range. FCAP had a market capitalization of $59 million at May 25, 2012.

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Wayne Savings Bancshares of OH (“WAYN”) operates 11 branches in central Ohio. The asset structure reflects a relatively lower proportion of loans/assets which was offset by a higher percentage of cash and investments. The majority of loans are invested in 1-4 family loans (inclusive of an investment in MBS) and WAYN had the highest ratio of residential assets of any Peer Group member. In comparison to the Peer Group, deposits comprised a higher proportion of the funding mix, while borrowings were slightly lower. WAYN reported NPA/Assets and reserve coverage ratios that were less favorable in comparison to the Peer Group. At March 31, 2012, WAYN had total assets of $409 million and a tangible equity-to-assets ratio of 9.3%. For the twelve months ended March 31, 2012, WAYN reported a ROAA equal to 0.36%. WAYN had a market capitalization of $25 million at May 25, 2012.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

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River Valley Bancorp of IN (“RIVR”) operates 10 branch offices in southern Indiana. RIVR maintains a broadly diversified loan portfolio primarily focused on mortgage loans (both residential and commercial) and funds operations with deposits which are supplemented with borrowings at a level above the Peer Group. Asset quality ratios are at a disadvantage to the Peer Group, both in terms of the NPA/Assets ratio which is higher and the reserve coverage ratios which are lower. RIVR’s less favorable asset quality is also shown in their higher provisions as compared to the Peer Group. At March 31, 2012, RIVR reported total assets of $404 million and a tangible equity-to-assets ratio of 8.2%. For the twelve months ended March 31, 2012, RIVR reported earnings of 0.30% of average assets. RIVR had a market capitalization of $25 million at May 25, 2012.

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LSB Fin. Corp. of Lafayette of IN (“LSBI”) operates from 5 offices in Lafayette, Indiana and reported the highest ratio of loans and deposits of any Peer Group company. The equity/assets ratio was slightly below the Peer Group average and median, however. LSBI had the most diversification in commercial real estate as compared to the Peer Group, which resulted in the third highest risk-weighted assets-to-assets ratio. Profitability was at the low end of the Peer Group range, primarily owing to the high level of loan loss provisions established by LSBI, which exceeded the level of any other Peer Group institution on an individual basis, reflecting LSBI’s comparatively high NPAs and lower reserve coverage ratios. At March 31, 2012, LSBI had total assets of $372 million and a tangible equity-to-assets ratio of 9.9%. For the twelve months ended March 31, 2012, LSBI reported earnings of 0.26% of average assets. LSBI had a market capitalization of $28 million at May 25, 2012.

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Jacksonville Bancorp, Inc. of IL (“JXSB”) operates through seven retail banking offices in western Illinois and completed its conversion from a mutual holding company in 2010 (the most recent of all Peer Group members), which enhances its comparability to the Company. JXSB’s balance sheet reflects an above average level of MBS and investments and a funding base that is almost entirely reliant on deposits with very limited use of borrowings in comparison to the Peer Group average. The loan portfolio composition reflects JXSB’s mortgage lending emphasis including both residential and commercial mortgage loans albeit at levels below the Peer Group, given the low level of loans overall. Asset quality ratios for JXSB were the most favorable of the Peer Group in terms of the level of NPAs, as well as reserve coverage ratios and net loan chargeoffs/loans. At March 31, 2012, JXSB had total assets of $317 million and a tangible equity-to-assets ratio of 12.5%. For the twelve months ended March 31, 2012, JXSB reported earnings of 1.12% of average assets, which is the highest ratio of any company in the Peer Group. JXSB had a market capitalization of $33 million at May 25, 2012.

In the aggregate, the Peer Group companies maintain a slightly lower tangible equity level, in comparison to the industry median (10.40% of assets versus 10.77% for all public companies) and generate the same level of core profitability (0.29% of average assets for the Peer Group and all public companies). The Peer Group companies reported a modest median core ROE, whereas all public companies have a median core ROE slightly less than the Peer Group (2.98% for the Peer Group versus 2.21% for all public companies). Overall, the Peer Group’s pricing ratios were at a modest discount to all full stock publicly traded thrift institutions on both a P/E and P/TB basis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

	All Public-Thrifts	Peer Group
Financial Characteristics (Medians)
Assets ($Mil)	$900	$494
Market Capitalization ($Mil)	$73	$44
Tangible Equity/Assets (%)	10.77%	10.40%
Core Return on Average Assets (%)	0.29%	0.29%
Core Return on Average Equity (%)	2.21%	2.98%

Pricing Ratios (Medians)(1)
Price/Core Earnings (x)	18.35x	16.80x
Price/Tangible Book (%)	82.89%	80.70%
Price/Assets (%)	9.79%	7.33%

(1) Based on market prices as of May 25, 2012.

The thrifts selected for the Peer Group were relatively comparable to LaPorte Bancorp in terms of all of the selection criteria and are considered the “best fit” group. While there are many similarities between LaPorte Bancorp and the Peer Group on average, there are some notable differences that lead to valuation adjustments. The following comparative analysis highlights key similarities and differences between LaPorte Bancorp and the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for LaPorte Bancorp and the Peer Group, reflecting balances as of March 31, 2012, for the Company and for the Peer Group, respectively. On a reported basis, LaPorte Bancorp’s equity-to-assets ratio of 12.1% was above the Peer Group’s median equity/assets ratio of 11.4%. Tangible equity-to-assets ratios for the Company and the Peer Group median both equaled 10.2%, although the Peer Group average was slightly higher at 10.4%. The more modest differential in the tangible equity ratios reflects the higher proportion of goodwill and other intangible assets for LaPorte Bancorp in comparison to the Peer Group (1.9% for LaPorte Bancorp versus 0.7% and 1.0% for the Peer Group median and average). On a pro forma basis, LaPorte Bancorp’s reported and tangible equity ratios will be bolstered and thus, substantially exceed the Peer Group’s ratios. Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

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III.8

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

As a result of the Second Step Conversion, the increase in LaPorte Bancorp’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged pursuant to the Company’s intended moderate growth strategy. The Company’s business plan, which is focused on increasing earnings through ongoing business line/balance sheet restructuring and growth through possible de novo branching and acquisition is a positive factor with respect to the intended use of proceeds. At the same time, many of the Peer Group companies have adopted similar strategies and the implementation of strategies by LaPorte Bancorp to increase earnings and ROE is subject to both execution risk and the overall market environment.

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects broad similarity in terms of the proportion of loans, as LaPorte Bancorp’s ratio of loans/assets of 63.5% was slightly above the Peer Group median ratio of 62.0%. At the same time, LaPorte Bancorp’s level of cash and investments equal to 29.2% of assets was modestly below the comparable Peer Group median of 32.1%. Overall, LaPorte Bancorp’s interest-earning assets amounted to 92.7% of assets, which fell modestly below the Peer Group’s median ratio of 94.1%. Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into shorter term investment securities, increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

LaPorte Bancorp’s funding liabilities are broadly similar to the Peer Group’s funding liabilities. In this regard, the Company’s deposits equaled 72.9% of assets, which was slightly below the Peer Group median ratio of 77.6%, respectively. Comparatively, the Company’s borrowings of 13.9% (inclusive of subordinated debt) were modestly higher than the Peer Group’s median ratio equal to 9.0% (inclusive of subordinated debt). Total IBL maintained as a percent of assets equaled 86.8% and 86.6% for LaPorte Bancorp and the Peer Group, respectively, reflecting the Company’s modestly higher equity position, even before the completion of the Second Step Conversion. The ratio of IBL will be reduced on a post-Offering basis as the Company funds a greater portion of its operations with equity.

A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 106.8% is slightly below the Peer Group’s median ratio of 108.7%. The additional capital realized from stock proceeds will increase the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Company’s IEA/IBL ratio relative to the Peer Group, as the net proceeds realized from LaPorte Bancorp’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

The growth rates for key balance sheet aggregates over the last 12 months by the Company were relatively modest, albeit more significant than the Peer Group levels. During this period, the Company recorded modest asset growth of 6.0% versus a lower asset growth rate of 1.21% recorded by the Peer Group based on the median. Asset growth for LaPorte Bancorp was sustained through 12.41% growth in loans, notwithstanding a 2.24% decline in cash and investments, while the Peer Group reported 14.40% growth in cash and investments and a decline in loans of 4.05%. The loan growth for the Company was largely attributable to growth in the mortgage warehouse financing portfolio, as absent this component of lending, the loan portfolio balance would have declined modestly. Shrinkage of the Peer Group’s loan portfolio was attributable to limited loan demand in the Midwest region, generally, and low interest rates which have fueled demand for long term fixed rate mortgage loans which many institutions limit for portfolio investment.

Asset growth for LaPorte Bancorp was funded with a 5.72% increase in deposits, which was supplemented by a 12.35% increase in borrowings. Conversely, funds generated from the Peer Group’s shrinking loan portfolios were utilized to fund an increase in deposits (2.33%) and to pay down borrowings, which declined by 9.51% over the last twelve months based on the median. The Company’s capital increased by 10.05%, during the twelve month period, which exceeded the Peer Group’s capital growth rate of 4.58%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a comparatively higher pro forma equity position coupled with a moderate ROE until the conversion proceeds can be effectively leveraged.

Income and Expense Components

Table 3.3 shows comparative income statement measures for LaPorte Bancorp and the Peer Group, reflecting earnings for the twelve months ended March 31, 2012. LaPorte Bancorp reported a net income to average assets ratio of 0.72% versus the Peer Group’s ratios of 0.55% and 0.45% based on the average and median, respectively. The Company’s higher return was supported by a lower ratio for loan loss provisions and lower level of operating expenses, which was somewhat offset by the Peer Group’s higher ratio for net interest income and non-interest operating income.

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III.11

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

The Company maintained a lower net interest income to average assets ratio, which was reflective of the Company’s lower yield-cost spread, which equaled 3.06% versus 3.44% for the Peer Group. The Company maintained a slightly lower yield on interest-earning assets (4.56% versus 4.60% for the Peer Group), as well as a higher cost of funds (1.50% versus a median of 1.15% for the Peer Group).

The impact of the foregoing characteristics of the Company and the Peer Group’s yields and costs are reflected in the reported ratios of interest income and expense to average assets. In this regard, the Company’s interest income to average assets fell short of the Peer Group, while the ratio of interest expense was higher in comparison to the Peer Group. Overall, the Company’s ratio of net interest income to average assets, equal to 2.96% was lower than the Peer Group’s average and median ratios of 3.29% and 3.25%, respectively. The Company’s lower interest income ratio may be partially reflective of the Company’s loan portfolio composition, which is historically weighted towards low risk weight residential mortgage loans, but currently inclusive of the higher risk mortgage warehouse financing loans. The higher ratio of interest expense to average assets, historically, is partially attributable to the Company’s higher cost borrowings, a portion of which have recently matured.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings than the Company’s, with such income amounting to 0.79% and 0.53%, respectively. Historically, the Company has had relatively modest levels of fee generating activities, which have tentatively been declining over the last several years, reflecting in part, declining deposit-related fee income including overdraft income and NSF fees. Mortgage banking income is another significant contributor to non-interest income and has been considered a core element of earnings for valuation purposes herein, but is a relatively volatile revenue source fluctuating based on market interest rate levels, loan volumes, and other market and competitive factors.

Taking non-interest operating income into account, LaPorte Bancorp’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 71.1% was at a slight advantage to the Peer Group’s efficiency ratio of 73.3%.

In another key area of core earnings strength, the Company maintained a modestly lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Company and the Peer Group reported operating expense to average assets ratios of 2.32% and 2.98%, respectively. As discussed in the financial analysis of the Company, LaPorte Bancorp has been effective in leveraging its cost structure such that asset growth has exceeded growth of operating expenses, which has resulted in a declining operating expense ratio since fiscal 2007. In the future, the anticipated growth in LaPorte Bancorp’s operating expenses on the operating expense ratio will be mitigated by the corresponding increase in the Company’s asset base, as it has been for recent years. The incremental cost of the stock-based benefit plans will also serve to increase the Company’s operating expense ratio. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase as a percent of average assets.

Loan loss provisions had a larger impact on the Peer Group’s earnings than for the Company, with loan loss provisions equaling 0.41% and 0.28% of average assets, respectively. The lower level of loan provisions established by the Company was supported by its relatively favorable credit quality measures.

Net gains and losses realized from the sale of assets and other non-operating items equaled a positive 0.04% of average assets for the Company which was below the Peer Group average and median of 0.19% and 0.23%, respectively. The net gain recorded by the Company was attributable to gains on the sale of investment securities, net of expenses related to problem assets and OREO resolution.

The Company’s effective tax rate for the last 12 months of 19.30% is modestly below the Peer Group median of 28.23%. Both the Company and the Peer Group’s average tax rates are well below their marginal effective rates owing to tax exempt income, including income earned on BOLI and tax exempt securities. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 39.05%.

Loan Composition

Table 3.4 presents data related to the comparative loan portfolio composition (including the investment in MBS). The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group median (49.45% of assets versus 35.91% for the Peer Group). The Company’s higher ratio was attributable to maintaining higher concentrations of 1-4 family permanent mortgage loans and higher MBS relative to the Peer Group’s ratios. Importantly, the majority of the Company’s loans secured by residential loans are related to the mortgage

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

warehouse financing business which is very different than the portfolio lending strategies of the Peer Group from a risk and earnings perspective. Excluding mortgage warehouse loans, the Company’s ratio of 1-4 family mortgage loans equaled 11.86% of assets which was below the Peer Group median of 26.7%. Loans serviced for others equaled 12.7% and 8.2% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on LaPorte Bancorp’s earnings. Both the Company and the Peer Group maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was slightly more significant for the Peer Group compared to the Company, as the ratio of commercial and multi-family mortgage loans averaged 25.16% versus 20.51% for the Company. At the same time, the level of miscellaneous other high risk weight loans including construction, commercial non-mortgage and consumer loans was relatively similar to the Peer Group average and median ratios. Additionally, the mortgage warehouse loans, though secured by residential mortgages, are risk-weighted at 100%. The Company’s risk weighted assets-to-assets ratio was slightly higher than the Peer Group’s ratio (70.14% versus 66.82% for the Peer Group).

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be more favorable in comparison to the Peer Group’s. As shown in Table 3.5, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 1.55% and 2.18%, respectively, versus comparable measures of 2.31% and 3.25% for the Peer Group. The Company’s better asset quality is enhanced by higher reserve coverage ratios as compared to the Peer Group. The Company and Peer Group’s loss reserves as a percent of non-performing loans equaled 60.87% and 47.95% and reserves as a percent of non-performing assets equaled 54.53% and 41.04%, respectively. Loan loss reserves maintained as a percent of net loans receivable were lower for the Company reflecting its favorable level of NPAs and NPLs, equaling 1.33% and 1.64% for the Company and the Peer Group. Net loan charge-offs as a percent of loans were also lower for the Company, as net loan charge-offs as a percentage of loans for the Company equaled 0.31% of loans versus 0.73% of loans for the Peer Group.

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III.16

[TABLE OMITTED]

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group on a pre-Offering basis. In terms of balance sheet composition, LaPorte Bancorp’s interest rate risk characteristics were considered to be similar to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were similar to the comparable Peer Group ratios. However, the Company’s level of non-interest earning assets was above the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in the Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for LaPorte Bancorp and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater in comparison to the Peer Group, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of LaPorte Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

[TABLE OMITTED]

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of LaPorte Bancorp. In those areas where notable differences exist, we will apply appropriate valuation adjustments in the next section.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The regulatory written appraisal guidelines as reissued by the Office of the Comptroller of the Currency and which are relied upon by the Federal Reserve Board (“FRB”) as well as the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation specifies the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and, (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in LaPorte Bancorp’s operations and financial condition; (2) monitor LaPorte Bancorp’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and LaPorte Bancorp’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including LaPorte Bancorp’s value, or LaPorte Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

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Overall A/L Composition.   In comparison to the Peer Group, the Company’s IEA composition was broadly similar, reflecting a comparable concentration of loans and a slightly lower concentration of cash and investments. Lending diversification into higher risk and higher yielding types of loans was slightly more significant for the Peer Group. However, the Company’s significant investment in mortgage warehouse loans (22.6% of assets) resulted in the Company’s modestly higher risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratio. Overall, in comparison to the Peer Group, the Company’s IEA composition provided for a similar yield earned on IEA. The Company’s IBL cost was higher than the Peer Group’s cost of funds, as the Company maintained a lower level of deposits, and a higher level of borrowings. Overall, as a percent of assets, the Company maintained a broadly similar level of IEA and IBL compared to the Peer Group’s ratios, but a slightly lower IEA/IBL ratio of 106.8% for the Company, as compared to 108.7% for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should be comparable to or exceed the Peer Group’s ratio.

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Credit Quality.   The Company’s ratio of non-performing assets/assets and non-performing loans/loans was more favorable than the comparable Peer Group ratio. Loan loss reserves as a percent of non-performing loans and non-performing assets were slightly higher for the Company as well, although the Peer Group maintained slightly higher loss reserves as a percent of loans. Net loan charge-offs as a percent of loans for the Company fell below the average and median of the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was modestly higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly positive factor in the adjustment for financial condition.

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Balance Sheet Liquidity.   The Company operated with a similar level of cash and investment securities relative to the Peer Group. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into shorter term investment securities while the Bank’s portion of the proceeds will also be deployed into investments pending the longer term reinvestment into loans. The Company’s future borrowing capacity was considered to be slightly less than the Peer Group’s, given the higher level of borrowings currently funding the Company’s assets. Importantly, the mortgage warehouse financing business places relatively greater liquidity demands on the Company owing to the potentially significant day-to-day fluctuations in the funding needs for this business line. Overall, RP Financial concluded that pro forma balance sheet liquidity was a negative factor in our adjustment for financial condition.

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Funding Liabilities.    The Company’s IBL composition reflected a slightly lower concentration of deposits and a modestly higher concentration of borrowings relative to the comparable Peer Group ratios, which provided for a higher cost of funds for

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

the Company than the Peer Group. Total IBL as a percent of assets were relatively similar for the Company as compared to the Peer Group’s ratio. Following the stock offering, the increase in the Company’s capital position will reduce the level of IBL funding the Company’s assets to a ratio that is lower than the Peer Group’s ratio. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

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Tangible Equity.  The Company currently operates with a relatively similar tangible equity-to-assets ratio to the Peer Group. Following the stock offering, LaPorte Bancorp’s pro forma tangible equity position is expected to exceed the Peer Group, which will result in greater leverage potential. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, LaPorte Bancorp’s balance sheet strength was considered to be modestly more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of a financial institution’s earnings stream and the prospects and ability to generate future earnings, heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

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Reported Profitability.    The Company reported higher profitability than the Peer Group. The Company’s higher return was attributable to a lower level of loan loss provisions and operating expenses, which was partially offset by the Company’s lower level of net interest income and non-interest operating income based on the Peer Group averages and medians. Reinvestment into IEA and leveraging of the pro forma equity position will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the Second-Step Offering.

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Core Profitability.  Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of core profitability. The Company operated with a lower net interest income ratio and a lower level of non-interest operating income, based on the Peer Group averages and medians. However, the lower revenues were mitigated by the Company’s lower operating expense ratio such that the Company’s efficiency ratio was modestly lower (i.e., more favorable) as compared to the Peer Group. Loan loss provisions had a larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into IEA and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, as well as incremental costs associated with the growth oriented business plan, indicate that the Company’s pro forma core profitability will be slightly more favorable than the Peer Group.

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While the Company’s higher core earnings relative to the Peer Group are favorable, LaPorte Bancorp’s management estimates that approximately one-third of the Company’s net income is generated through the profitability of the mortgage warehouse lending business. We believe that investors would tend to place a lower valuation multiple on this business line reflecting various risk factors, including the reliance on key individuals to support the business line, susceptibility to competition, and volatility in earnings, being among the most significant factors.

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Interest Rate Risk.    Quarterly changes in the net interest income ratio for the Company indicated a slightly higher degree of volatility. Other measures of interest rate risk, such as tangible capital and the Company’s IEA/IBL ratio were similar to the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/IBL ratios that will be comparable to or exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into IEA. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

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Credit Risk.    Loan loss provisions were a larger factor in the Peer Group’s profitability. In terms of future exposure to credit quality related losses, the Company maintained a similar concentration of assets in loans and slightly less lending diversification into higher credit risk loans. However, the Company’s risk weighted assets-to-assets ratio was modestly higher than the Peer Group’s ratio reflecting in part, the 100% risk weighting of mortgage warehouse loans. In this regard, while the Company has never recorded a credit loss in mortgage warehouse lending, there is the potential for loss as a result of fraud or owing to the inability of the mortgage banker to complete a loan sale in the secondary market. NPAs and NPLs were lower for the Company compared to the Peer Group. Loss reserves were more favorable for the Company, both with respect to NPAs and NPLs, but were slightly less favorable as a percent of loans. Net loan charge-offs as a percent of loans were higher for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in the adjustment for profitability, growth and viability of earnings.

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Earnings Growth Potential.  The Company maintained a slightly lower interest rate spread as compared to the Peer Group and the Company’s net interest income has been slightly more volatile. The infusion of stock proceeds will provide the Company with greater leverage potential, and historical growth has been greater than the Peer Group, albeit supported by expansion of the mortgage warehouse lending business. Since the Company has indicated it expects future growth in this business line to be limited, earnings growth will be more dependent on the ability to execute on the plan to expand commercial lending.

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Return on Equity.  While the Company’s ROE is higher than the Peer Group’s ROE, on a pro forma basis, the Company’s earnings increase will be limited whereas the equity will increase considerably, thus resulting in a similar pro forma ROE relative to the Peer Group. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

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On balance, LaPorte Bancorp’s pro forma earnings strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was warranted for profitability, growth and viability of earnings.

3.	Asset Growth

The Company’s asset growth rate was stronger than the Peer Group’s growth rate during the period covered in our comparative analysis, based on the average and median. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. LaPorte Bancorp’s primary market area for loans and deposits is considered to be northwest Indiana, where the Company maintains its branch network. Within this market, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks. However, the Peer Group companies by virtue of their relatively comparable size relative to LaPorte Bancorp also face numerous and/or large competitors.

Demographic and economic trends and characteristics in the Company’s primary market area are comparable to the primary market areas served by the Peer Group companies (see Exhibit III-2). In this regard, the total population of LaPorte County is very similar to the average primary market of the Peer Group and slightly larger than the Peer Group median. At the same time, historical population growth rates in LaPorte County reflect minimal growth of 0.4% over the 2010-2011 period versus slightly higher growth of 0.5% and 0.6% based on the average and median, respectively. Forecasted population growth rates are also less favorable for the Company’s markets based on projected growth of 1.0% for the 2011 to 2016 period, which is below the projected figure for the Peer Group equal to 2.8% and 2.0%, based on the average and median, respectively. Per capita income levels in LaPorte County were higher than the Peer Group’s markets, but the deposit market share exhibited by the Company in LaPorte County was below the Peer Group average and median. Unemployment rates for the markets served by the Peer Group companies were more favorable than LaPorte County, with LaPorte County’s unemployment rate of 10.7% exceeding each of the Peer Group’s markets on an individual basis.

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On balance, we concluded that no adjustment was appropriate for the Company’s market area.

5.	Dividends

The Company currently pays a quarterly dividend of $0.04 per share. LaPorte Bancorp has indicated its intention to continue to pay a quarter dividend of $0.04 per share or $0.16 per share annually, equal to a 2.0% dividend yield based on an $8.00 per share IPO price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics, and general economic conditions.

Eight of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.13% to 5.18%. The median dividend yield on the stocks of the Peer Group institutions was 2.29% as of May 25, 2012, representing a median payout ratio of 13.56% of core earnings. As of May 25, 2012, approximately 62% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting a median yield of 1.25%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a dividend yield and implied payout ratio that is comparable to the Peer Group. The Company’s dividend capacity will be enhanced by the Second-Step Conversion and resulting increase in capital. Overall, we concluded that the Company’s dividend policy and paying capacity were reasonably similar to the Peer Group and no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $24.6 million to $155.5 million as of May 25, 2012, with average and median market values

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IV.8

of $55.0 million and $43.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.5 million to 9.7 million, with average and median shares outstanding of 4.5 million and 2.9 million, respectively. The Company’s Second-Step Conversion offering is expected to provide for pro forma shares outstanding that will be in the range of the shares outstanding indicated for the Peer Group companies. Likewise, the market capitalization of the Company at the midpoint of the offering range will be similar to the Peer Group average and median values. Like all of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ following the Second-Step Conversion offering. Based on the similar pro forma market capitalization and shares outstanding relative to the Peer Group and the comparability of the anticipated trading market on NASDAQ, we have applied no adjustment for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as LaPorte Bancorp’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Indiana; and (D) the market for the public stock of LaPorte Bancorp. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues, and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. At the start of the fourth quarter of 2011,

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IV.9

day-to-day fluctuations in the broader stock market continued to be dominated by news regarding Europe’s sovereign-debt problems. The S&P 500-stock index briefly moved into bear-market territory on fears of a European debt default, which was followed by a strong rebound after the leaders of France and Germany promised to strengthen European banks. A positive report on September U.S retail sales and more signs of progress in Europe’s sovereign-debt crisis helped to push the DJIA into positive territory in mid-October. Mixed third quarter earnings reports and ongoing euro-zone concerns provided for more volatility in the broader stock market through the end of October. Overall, the DJIA was up 9.5% for October, which was its best one-month performance in nine years. The broader stock market continued to perform unevenly throughout November, as investors reacted to ongoing developments concerning Europe’s sovereign debt and mixed economic data. Notably, the DJIA turned in its worst Thanksgiving week performance since the market began observing the holiday, as Europe’s debt problems and lackluster economic data weighed on the broader stock market. Comparatively, stocks rallied strongly to close out November and into early-December, which was supported by news that major central banks agreed to act together to make it less costly for European banks to borrow U.S. dollars and a better-than-expected U.S. employment report for November. Stocks traded unevenly heading into mid-December, as investors reacted to the latest developments concerning Europe’s ability to tackle its debt crisis. Encouraging news coming out of Europe and some reports showing a pick-up in U.S. economic activity supported a positive trend in the broader stock market to close out 2011. For all of 2011, the DJIA ended 2011 with a gain of 5.5% and the NASDAQ Composite was down 1.8% for the year. Over the course of 2011, the S&P 500 had been up as much as 8.4% in late-April and down nearly 13% in early-October. For all of 2011, the S&P 500 was essentially unchanged.

More signs of an improving U.S. economy sustained a generally positive trend in the broader stock market at the start of 2012. Major stock indexes moved to six-month highs in mid-January, as investors responded to encouraging jobs data and solid fourth quarter earnings posted by some large banks. Disappointing economic data, including weaker than expected new home sales in December and fourth quarter GDP growth falling short of expectations, contributed to the DJIA posting its first weekly loss of 2012 in late-January. Notwithstanding the downward trend in late-January, gains in the major stock indexes for January were the largest in fifteen years. A strong jobs report for January helped stocks regain some traction in early-February, with the DJIA moving to its highest close since May 2008. The DJIA posted its sharpest one day decline for 2012 heading into mid-February, which was attributable to

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IV.10

renewed fears of a Greek default and disappointing readings on the U.S. economy. Signs of an accelerating U.S. economic recovery and indications of progress toward an agreement on a bailout for Greece propelled the DJIA to a 52-week high in mid-February. In late-February, the DJIA closed above 13000 for the first time since the financial crisis and February marked the fifth straight month that the DJIA closed higher. Stocks faltered in early-March on worries about Greece and slower global economic growth, which was followed by a rebound going into mid-March. Some favorable economic reports, including solid job growth reflected in the February employment data, Greece moving closer to completing its debt restructuring and most of the largest U.S. banks passing the latest round of “stress tests” contributed to the rally that pushed the broader stock market to multi-year highs in mid-March. Concerns about slower growth in China pulled stocks lower heading into the close of the first quarter, while the broader stock market closed out the first quarter with a gain. Overall, the DJIA was up 8.1% for the first quarter, which was the best first quarter performance for the DJIA since 1998.

Following the strong first quarter of 2012, stocks moved lower at the beginning of the second quarter. Among the factors contributing to the decline, included minutes from the latest Federal Reserve meeting that suggested further monetary stimulus was unlikely and a disappointing employment report for March, in which job growth was less than expected. The DJIA had its worst week for 2012 in mid-April, as worries over rising borrowings costs for European countries fueled the downturn. Stocks rebounded at the end of April and the DJIA moved to a four year high at the start of May, with some favorable first quarter earnings posted by some blue chip stocks and a stronger than expected reading for manufacturing activity in April, supporting the gains. A disappointing jobs report for April fueled a selloff in the broader stock market to close out the first week of May, with the DJIA recording its worst week of 2012 on heightened concerns that the economic recovery was heading for a slowdown. The downward in the broader stock market continued heading into mid-May, as concerns about Greece and Spain weighted on investor sentiment and a large trading loss disclosed by J.P. Morgan rattled financial markets. Overall, the market closed down for over the first three weeks of May with the DJIA falling by a total of 6.4% from May 1, 2012, through May 18, 2012. The broad market indices finally finished in positive territory for the trading week ended May 25, 2012, as a result of investors believing that the bear market may have been oversold and as commodity prices continued to tumble, which could favorably impact the economy and consumer spending. On May 25, 2012, the DJIA closed at 12454.83, an increase of 0.1% from one year ago and an increase of 1.9% year-to-date, and the NASDAQ closed at 2837.53, an

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IV.11

increase of 1.5% from one year ago and an increase of 8.9% year-to-date. The Standard & Poor’s 500 Index closed at 1317.82 on May 25, 2012, an decrease of 1.0% from one year ago and an increase of 4.8% year-to-date.

The market for thrift stocks has been somewhat volatile as well in recent quarters, but in general underperformed the broader stock market. Bank and thrift stocks led a sharp market downturn to start out the fourth quarter of 2011, as investors were unsettled when Greece’s government indicated that it would miss its deficit target in 2011. Indications that European policymakers were moving forward with plans to stabilize Europe’s banks and resolve Europe’s debt crisis pushed bank and thrift stocks along with the broader market higher heading into mid-October. Thrift stocks underperformed the broader stock market in mid-October, as third quarter earnings reports for some of the nation’s largest banks showed decreases in revenues. Shares of financial stocks rallied in late-October, as European leaders hashed out an eleventh hour agreement to address the fallout from Greece’s debt woes. Volatility prevailed in bank and thrift stocks through most of November, which was largely tied to changes in sentiment over resolution of Europe’s sovereign debt problems. Thrift stocks traded lower along with the broader stock market Thanksgiving week and more than recovered those losses the following week, as financial shares were the strongest gainers on news about a coordinated plan by major central banks to cut short-term borrowings rates and as U.S. employment growth picked up speed in November. Thrift stocks were largely trendless heading into mid-December, as investors reacted to generally positive economic data and the conclusion of the European summit. A strong report on housing starts in November and Spain’s second successful debt auction boosted financials along with the broader stock market in late-December. Thrift stocks closed out 2011 generally trending higher, as financials benefitted from economic reports showing a brightening picture for the U.S. economy. For 2011 overall, the SNL Index for all publicly-traded thrifts showed a decline of 18.7%.

Some more encouraging news on the economy helped to sustain the advance in thrift stocks at the beginning of 2012. Bank and thrift stocks did not keep pace with the broader stock market heading into the second half of January, as financials traded in a narrow range on mixed fourth quarter earnings reports coming out of the sector. Financial stocks led the broader market lower in late-January, as investors focused on the standoff between Greece and its creditors and the cut in Bank of America’s rating by Goldman Sachs. The better-than-expected employment report for January boosted thrift stocks in early-February, which was followed by a slight pullback on some profit taking and renewed concerns about the Greek bailout. Bank and

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IV.12

thrift stocks advanced in mid-February on increased optimism that Greece was close to getting approval of its bailout package. Financials traded in a fairly narrow range into late-February and then retreated along with the broader stock market in late-February and early-March, based on concerns related to the global economy. Generally favorable results from the Federal Reserve’s latest round of “stress tests” triggered a broad based rally for bank and thrift stocks in mid-March. Thrift stocks traded in a narrow range to close out the first quarter.

Thrift stocks tumbled along with stocks in general at the start of the second quarter 2012, as investors reacted to the weaker than expected job growth reflected in the March employment report and renewed concerns about Europe’s debt problems. The March consumer price index, which showed that core inflation was still above the Federal Reserve’s target range, also pressured thrift stocks lower in mid-April. Thrift stocks rebounded in late-April, as the Federal Reserve meeting concluded with no change in its target rate and reaffirmed their plan to keep short-term rates near zero until late-2014. The disappointing employment report for April pushed thrift stocks lower to close out the first week of May, while the ongoing troubles in Europe and its potential impact on the economy and financial institutions abroad, as well as in the US, weighed heavily on thrift stocks through late May 2012. On May 25, 2012, the SNL Index for all publicly-traded thrifts closed at 505.5, a decrease of 8.5% from one year ago and an increase of 3.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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Over the past three months, there were no conversion offerings completed. As shown in Table 4.1, two standard conversions and one second-step conversion have been completed during 2012. The second-step conversion offering is considered to be more relevant for our analysis, which was completed on January 18, 2012. Cheviot Financial’s second-step offering was completed at the minimum of the offering range, with offering MHC shares comprising 62% of the total shares outstanding, raising gross proceeds of $37.4 million resulting in a total market capitalization of $61 million. Cheviot Financial’s pro forma price/tangible book ratio at the closing value equaled 65.6%. Cheviot Financial’s stock price closed 2.6% above its offering price after one week of trading and was up 6.4% from its offering price through May 25, 2012.

In addition, while not directly comparable to the Company’s second step conversion offering, West End Indiana Bancshares completed a standard conversion in January 2012, raising gross proceeds of $13.6 million and closing at the minimum of its offering range. West End Indiana Bancshares closed its offering at a pro forma P/TB ratio of 48.9% and traded up by 11.5% in the first week of trading and closed 18% above its IPO price as of May 25, 2012.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on LaPorte Bancorp’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Indiana. As shown in Exhibit IV-4, there were five thrift acquisitions completed from the beginning of 2007 through May 25, 2012. Additionally, there were thirteen acquisitions of commercial banks in Indiana over the corresponding timeframe. The recent acquisition activity may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence LaPorte Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in LaPorte Bancorp’s stock would tend to be less, compared to the stocks of the Peer Group companies.

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[TABLE OMITTED]

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D.	Trading in LaPorte Bancorp’s Stock

Since LaPorte Bancorp’s minority stock currently trades under the symbol “LPSB” on NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. LaPorte Bancorp had a total of 4,660,871 shares issued and outstanding at May 25, 2012, of which 2,138,858 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $7.50 to $9.75 per share and its closing price on May 25, 2012 was $9.26 for an implied market value of $43.2 million.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market, and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

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Overall, the returns, equity positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted regulated institution, LaPorte Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology originally promulgated by the OCC and adopted by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions, and expenses (summarized in Exhibits IV-7 and IV-8).

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In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

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P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

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P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

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P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

—

Trading of LaPorte Bancorp’s stock.  Converting institutions generally do not have stock outstanding. LaPorte Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership. Since LaPorte Bancorp is currently traded on NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 25, 2012 stock price of $9.26 per share and the 4,660,871 shares of LaPorte Bancorp stock outstanding, the Company’s implied market value of $43.2 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has

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IV.18

not been publicly disseminated to date, the current trading price of LaPorte Bancorp’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding, excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends, and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At March 31, 2012, the MHC had unconsolidated net assets of $261,000, which reflects the initial capital at the time of the MHC reorganization and the accumulated dividends on the MHC shares, as well as the earnings of such funds. As mentioned previously, while the consolidation of these assets increases the pro forma value of the Company, it also results in some pro forma ownership dilution for the minority shareholders, pursuant to the application of FDIC policy regarding such assets in prior second step conversion transactions. Specifically, we have adjusted the minority ownership ratio from the current 45.89% ratio to 45.62% to account for the impact of MHC assets and have reflected the formula based on applicable FDIC policy on the following page.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed previously, RP Financial concluded that as of May 25, 2012, the aggregate pro forma market value of LaPorte Bancorp’s conversion stock equaled $44,133,872 at the midpoint, equal to 5,516,734 shares at $8.00 per share. The $8.00 per share price was determined by the LaPorte Bancorp Board. The midpoint and resulting valuation range is based on the sale of a 54.38% ownership interest for the consolidation of the MHC net assets to the public (as adjusted on the following page), which provides for a $24,000,000 public offering at the midpoint value.

1.        Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.

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[TABLE OMITTED]

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The Company’s reported earnings equaled $3.4 million for the twelve months ended March 31, 2012. In deriving LaPorte Bancorp’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of investment securities ($711,000) and loss on other assets (expenses related to problem assets and OREO resolution) ($503,000). As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 38.0% for the earnings adjustments, the Company’s core earnings were determined to equal $3.262 million for the twelve months ended March 31, 2012. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$3,391
Deduct: Gain on sale of loans	(711)
Add: Loss on other assets	503
Tax effect (1)	79
Core earnings estimate	$3,262

(1) Tax effected at 38.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $44.13 million midpoint value equaled 13.65 times and 14.22 times, respectively, indicating discounts of 17.6% and 24.2%, relative to the Peer Group’s average reported and core earnings multiples of 16.57 times and 18.76 times, respectively (see Table 4.2). In comparison to the Peer Group’s median reported and core earnings multiples of 14.58 times and 16.80 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated discounts of 6.4% and 15.4%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the supermaximum equaled 11.52 times and 18.33 times, respectively, and based on core earnings at the minimum and the supermaximum equaled 11.99 times and 19.10 times, respectively.

Importantly, in evaluating the Company’s earnings and pro forma P/E multiple versus the Peer Group, we have given consideration to the fact that approximately one-third of LaPorte Bancorp’s income is attributable to the mortgage warehouse financing business. We believe that investors would tend to place a lower valuation multiple on this business line reflecting various risk factors, including the reliance on key individuals to support the business line, susceptibility to competition, and volatility in earnings, being among the most significant factors.

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[TABLE OMITTED]

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2.        Price-to-Book (“P/B”).  The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $44.13 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 57.79% and 65.39%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 75.08% and 82.27%, the Company’s ratios reflected a discount of 23.0% on a P/B basis and a discount of 20.5% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 70.71% and 80.70%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 18.3% and 19.0%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios equaled 70.31% and 78.73%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 6.4% and 4.3%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 0.6% and 2.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in consideration of the Company’s higher pro forma equity ratio and in consideration of the trading of recent conversions, including Cheviot Financial and West End Indiana Bancshares.

3.        Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio, which is computed herein. At the $44.13 million midpoint of the valuation range, the Company’s value equaled 9.02% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.87%, which implies a premium of 14.6% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.33%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 23.1%.

Comparison to Recent Offerings

As indicated at the beginning of this section, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source

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of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, one second-step conversion has been completed in 2012 and closed at a pro forma price/tangible book ratio of 65.6% (see Table 4.1). Cheviot Financial’s stock price closed 2.6% above its offering price after one week of trading and was up 6.4% from its offering price through May 25, 2012. In comparison, the Company’s pro forma price/tangible book ratio at the appraised midpoint value reflects a minimal discount of 0.3% and at the supermaximum of the range, reflects a premium of 20.0%.

We have considered Cheviot Financial to provide important insights into the Company’s pro forma value pursuant to a second step conversion. In the determination of the Company’s pro forma value, we have considered not only Cheviot Financial’s pro forma pricing at conversion and in the aftermarket, but also considered Cheviot Financial’s larger size, both in terms of assets and pro forma market capitalization, which would suggest the Company’s value should be discounted relative to Cheviot Financial’s value at the time of its second step conversion. On the other hand, we believe the Company’s value should be at a premium to West End Indiana Bancshares’ pro forma P/TB ratio at conversion of 48.9% reflecting in part, the Company’s larger size and pro forma market capitalization and post-transaction liquidity of the shares.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 25, 2012, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $44,133,872 at the midpoint, equal to 5,516,734 shares at a per share value of $8.00. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $37,513,792 or 4,689,224 shares at the minimum; $50,753,952, or 6,344,244 shares at the maximum; and $58,367,048 or 7,295,881 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $24,000,000, equal to 3,000,000 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $20,400,000, or 2,550,000 shares, at the minimum; $27,600,000 or 3,450,000 shares at the maximum; and $31,740,000 or 3,967,500 shares, at the

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supermaximum. A schedule reflecting a distribution of the shares at each point in the range is reflected in the schedule below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.2 and are detailed in Exhibit IV-7 and Exhibit IV-8.

[TABLE OMITTED]

Establishment of the Exchange Ratio

FRB regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of LaPorte Bancorp has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders, taking into account the impact of MHC assets in the Second Step Conversion, consistent with FRB policy with respect to the treatment of MHC assets. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal.

Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 1.1767 shares of the Company for every one public share held by public shareholders. Furthermore, based on the

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offering range of value, the indicated exchange ratio is 1.0002 at the minimum, 1.3532 at the maximum and 1.5562 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.